Exhibit 10.99

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [* * *] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

ORTANA HOLDINGS, LLC,

FIRST CALL RESOLUTION, LLC,

MATTHEW ACHAK,

JOHN STADTER,

AND

TTEC SERVICES CORPORATION

Dated as of October 26, 2019

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS		1
1.1	Definitions	1
1.2	Interpretation	1

ARTICLE 2
PURCHASE PRICE		2
2.1	Purchase and Sale	2
2.2	Amount	2
2.3	Net Working Capital Adjustment and Definitions	2
2.4	Closing Cash Adjustment and Definitions	3
2.5	Procedure for Determining Projected Purchase Price and Final Purchase Price	3
2.6	Certain Covenants	5
2.7	Payment of Adjustment	5
2.8	Earn-out Payment	5
2.9	Withholding	8
2.10	Tax Treatment and Allocation of Final Purchase Price	8

ARTICLE 3
CLOSING		9
3.1	Closing	9
3.2	Closing Transactions and Payments	9
3.3	Other Closing Deliveries	10

ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES		10
4.1	Organization and Standing	10
4.2	Authority; Authorization; Enforceability	10
4.3	No Conflict	10
4.4	Government Approvals	11
4.5	No Brokers	11
4.6	Securities Act	11
4.7	Source of Funds	11

ARTICLE 5
SELLER PARTIES’ JOINT REPRESENTATIONS AND WARRANTIES		11
5.1	Organization and Authority of Seller	11
5.2	Organization and Authority of the Company	12
5.3	Capitalization	12
5.4	Authority to Conduct Business	13

i

5.5	No Conflict	13
5.6	Government Approvals	13
5.7	No Brokers	13
5.8	No Subsidiaries; No Other Business of Seller	14
5.9	Financial Statements	14
5.10	No Undisclosed Liabilities	15
5.11	Absence of Changes	15
5.12	Tangible Personal Property	17
5.13	Real Property	17
5.14	Condition and Sufficiency of Assets	18
5.15	Intellectual Property	18
5.16	Insurance	20
5.17	Certificates	20
5.18	Compliance with Laws	21
5.19	Litigation	21
5.20	Personnel	21
5.21	Benefit Plans; ERISA	22
5.22	Tax Matters	26
5.23	Environmental Matters	29
5.24	Scheduled Contracts	29
5.25	Transactions With Affiliates	31
5.26	Powers of Attorney	31
5.27	Bank Accounts	31
5.28	OFAC and Export Control	31
5.29	Absence of Certain Business Practices	32
5.30	Privacy and Data Security	32
5.31	Major Customers and Suppliers	34
5.32	Seller Transaction Expenses	34
5.33	Books and Records	34
5.34	Full Disclosure	35

ARTICLE 6
SELLER PARTIES’ SEPARATE REPRESENTATIONS AND WARRANTIES		35
6.1	Authority; Authorization; Enforceability	35
6.2	Ownership of Membership Interest	36
6.3	No Conflict	36
6.4	Government Approvals	36
6.5	Litigation	36
6.6	No Brokers	36

ARTICLE 7
CERTAIN PRE-CLOSING COVENANTS		37
7.1	Access to Information	37
7.2	Pre-Closing Activities	37

7.3	Efforts to Consummate	39
7.4	Updating Schedules	39
7.5	Notice of Certain Events	40
7.6	Cybersecurity Insurance	40
7.7	Errors and Omissions Insurance	40
7.8	Director and Officer Insurance	40
7.9	HSR Act Filing	40
7.10	R&W Insurance Policy	41

ARTICLE 8
CONDITIONS TO CLOSING		41
8.1	Conditions to Buyer’s Obligation to Close	41
8.2	Conditions to Seller’s Obligation to Close	45
8.3	Waiver of Closing Conditions	46

ARTICLE 9
ADDITIONAL AGREEMENTS		46
9.1	Further Assurances	46
9.2	Publicity	46
9.3	Business Records; Professionals’ Files	47
9.4	Tax Covenants	47
9.5	Obligations to Continuing Employees	49
9.6	Investigation; Forward-Looking Statements	50
9.7	Limitation of Representations and Warranties	50
9.8	Exclusive Dealings	51
9.9	General Release	51
9.10	Confidentiality; Restrictive Covenants	52
9.11	Company Insurance After Closing	55
9.12	Termination Letter After Closing	55

ARTICLE 10
REMEDIES FOR BREACH OF THIS AGREEMENT		55
10.1	Survival of Representations and Warranties	55
10.2	Indemnification of Buyer	56
10.3	Indemnification of Seller Parties	57
10.4	Limitation of Liability	57
10.5	General Provisions Regarding Indemnification	60
10.6	Claim Notice	60
10.7	Procedures for Third-Party Claims	60
10.8	Cooperation	61
10.9	No Prejudice	61
10.10	Agreed Claims	61

ARTICLE 11
TERMINATION			62
11.1	Termination		62
11.2	Effect of Termination		62

ARTICLE 12
MISCELLANEOUS			63
12.1	Notices		63
12.2	Payments		63
12.3	Entire Agreement		63
12.4	Amendment and Waiver		64
12.5	Benefits; Binding Effect; Assignment		64
12.6	No Third Party Beneficiary		64
12.7	Severability		64
12.8	Expenses		64
12.9	Time of the Essence		64
12.10	Buyer’s Review		65
12.11	Governing Law; Litigation Expenses; Waiver of Jury Trial		65
12.12	Counterparts and Delivery		66

SCHEDULES AND EXHIBITS

Appendix 1.1	-	Definitions
Appendix 1.2	-	Interpretation
Appendix 1.3	-	Put/Call Options

Schedule 1	-	Permitted Encumbrances
Schedule 2.3(d)	-	Illustrative Calculation of Net Working Capital and Net Working Capital Calculation Methodology
Schedule 2.10	-	Purchase Price Allocation Schedule
Schedule 5	-	Seller Disclosure Schedule
Schedule 7.2	-	Pre-Closing Activities
Schedule 7.3(a)	-	Required Third-Party Consents
Schedule 7.3(b)	-	Consents from Government Authorities
Schedule 9.4(d)	-	Tax Allocation

Exhibit A	-	Form of First Call Resolution, LLC Third Amended and Restated Operating Agreement
Exhibit B-1	-	Form of Stadter Consulting Agreement
Exhibit B-2	-	Form of Achak Employment Agreement
Exhibit C-1	-	Form of Termination Agreement of Achak Employment Agreement
Exhibit C-2	-	Form of Termination Agreement of Stadter Employment Agreement

Exhibit E-1	-	Amendment No. 1 to Supplemental Compensation Plan for Katheryn Carnahan
Exhibit E-2	-	Amendment No. 1 to Supplemental Compensation Plan for John Charley

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated October 26, 2019 (the “Execution Date”), is by and among Ortana Holdings, LLC, an Oregon limited liability company (“Seller”), First Call Resolution, LLC, an Oregon limited liability company (the “Company”), John Stadter (“Stadter”), Matthew Achak (“Achak”), and TTEC Services Corporation, a Colorado corporation (“Buyer”). Buyer, Seller, Achak and Stadter are each referred to herein as a “Party” and collectively as the “Parties”.

Background

Seller is the sole member and record and beneficial owner of 100% of the membership interests in the Company (the “Ownership Interests”).

Achak is the record and beneficial owner of 50% of Seller, and Stadter is the beneficial owner of 50% of Seller and controls a trust that is the record owner of 50% of Seller.

This Agreement sets forth the terms and conditions on which Seller will sell to Buyer 70% of the Ownership Interests (the “Purchased Interest”). Seller will retain the remaining 30% of the Ownership Interests (the “Retained Interest”), which will continue as an equity interest in the Company after Closing.   Simultaneous with the Closing of the transactions contemplated by this Agreement, the Transaction Documents, and any other agreements contemplated hereby or thereby (the “Transactions”), Seller and Buyer will adopt the Amended and Restated Operating Agreement, which will provide Seller, on the one hand, and Buyer, on the other hand, the right, commencing on January 31, 2023, to require the sale or purchase, as applicable, of the Retained Interest from Seller to Buyer,  as set forth in and governed by the Amended and Restated Operating Agreement, the terms of which are described in Appendix 1.3 hereto.

Agreement

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1                               Definitions. Attached Appendix 1.1 provides definitions for certain terms and phrases used in this Agreement, along with an index of terms and phrases that are defined within the body of this Agreement.

1.2                               Interpretation. The rules of interpretation set forth in attached Appendix 1.2 govern the interpretation and enforcement of this Agreement.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

ARTICLE 2
PURCHASE PRICE

2.1                               Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller will sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer will purchase, assume and accept from Seller, the Purchased Interest, for the consideration specified in Section 2.2. Seller will retain the Retained Interest subject to the terms and conditions of this Agreement and the Amended and Restated Operating Agreement.

2.2                               Amount. Buyer will pay to Seller an amount of cash determined according to the following formula (the “Final Purchase Price”) to be paid at Closing or as adjusted subsequently when the Final Purchase Price is determined pursuant to Section 2.5:

$104,227,830 (the “Base Purchase Price”) at Closing,

Plus the Projected Minimum Cash Amount as increased or decreased (as applicable) by the Closing Cash Adjustment,

Plus or Minus the Net Working Capital Adjustment (if applicable) determined under Section 2.3,

Minus the aggregate amount of Seller Transaction Expenses,

Minus              the aggregate amount of Company Indebtedness, and

Minus the Indemnity Holdback.

2.3                               Net Working Capital Adjustment and Definitions. In determining the Final Purchase Price, an amount will be added to the Base Purchase Price, dollar for dollar, to the extent the Final Net Working Capital is greater than the Net Working Capital Target, or subtracted, dollar for dollar, to the extent the Final Net Working Capital is less than the Net Working Capital Target, where:

(a)                                 “Final Net Working Capital” means the final Net Working Capital calculated according to Section 2.5;

(b)                                 “Net Working Capital” means, as of the Effective Closing Time, the aggregate amount of the Company’s current assets (excluding Cash), less its current liabilities (excluding Indebtedness), calculated according to GAAP and the Net Working Capital Calculation Methodology;

(c)                                  “Net Working Capital Adjustment” means the positive or negative adjustment in the calculation of the Final Purchase Price described in this Section 2.3;

(d)                                 “Net Working Capital Calculation Methodology” means the illustrative example and methodology included in attached Schedule 2.3(d); and

(e)                                  “Net Working Capital Target” means $[* * *].

2.4                               Closing Cash Adjustment and Definitions. In addition, in determining the Final Purchase Price, an amount will be added to the Base Purchase Price, dollar for dollar, to the extent the Actual Closing Cash Amount is greater than the Projected Minimum Cash Amount, or subtracted, dollar for dollar, to the extent the Actual Closing Cash Amount is less than the Projected Minimum Cash Amount, where:

(a)                                 “Actual Closing Cash Amount” means the final cash balance on the Closing Date, as set forth on the Company’s closing balance sheet as of the Effective Closing Time;

(b)                                 “Projected Minimum Cash Amount” means $3,000,000;

(c)                                  “Closing Cash Adjustment” means the positive or negative adjustment in the calculation of the Final Purchase Price described in this Section 2.4.

For purposes of illustration:  (i) if the Actual Closing Cash Amount is $3,500,000, then there would be a positive Closing Cash Adjustment of $500,000 and the Final Purchase Price would be increased by $3,500,000 (the Projected Minimum Cash Amount plus the Closing Cash Adjustment), and (ii) if the Actual Closing Cash Amount is $2,500,000, then there would be a negative Closing Cash Adjustment of $500,000 and the Final Purchase Price would be increased by $2,500,000 (the Projected Minimum Cash Amount minus the Closing Cash Adjustment).

2.5                               Procedure for Determining Projected Purchase Price and Final Purchase Price.

(a)                                 Seller’s Calculation of the Projected Purchase Price. At least three (3) Business Days before Closing, Seller will deliver its good-faith projection of the Final Purchase Price (the “Projected Purchase Price”) prepared in accordance with GAAP to Buyer, which will attach the closing balance sheet of the Company as of the Effective Closing Time (without giving effect to the purchase and sale of the Purchased Interest), along with any other information that is reasonably necessary to support their determination of the Projected Purchase Price. Seller will provide reasonable access to Buyer and its Agents to all relevant books, records and work papers (including those of Seller’s accountants) in Seller’s possession or under its control relating to its calculation of the Projected Purchase Price and all other items reasonably requested by Buyer or its Agents.

(b)                                 Buyer’s Calculation of the Final Purchase Price. Within ninety (90) days after Closing, Buyer will deliver Buyer’s good-faith calculation of the Final Purchase Price prepared in accordance with GAAP to Seller, which will attach the closing balance sheet of the Company as of the Effective Closing Time (without giving effect to the purchase and sale of the Purchased Interest), along with any other information that is reasonably necessary to support its determination of the Final Purchase Price.

(c)                                  Review and Resolution of Disputes Concerning the Final Purchase Price.

(i)                                     During the thirty-day (30-day) period commencing on Seller’s receipt of Buyer’s calculation of the Final Purchase Price (the “Seller’s Review Period”), Buyer will provide reasonable access to Seller and its Agents to all relevant books, records, and work papers (including those of Buyer’s accountants) in Buyer’s possession or under its control relating to its calculation of the Final Purchase Price and all other items reasonably requested by Seller or its Agents. Seller may dispute any items included in Buyer’s calculation of the Final Purchase Price by providing written notice to Buyer (the “Objection”) no later than the last day of the Seller’s Review Period. Seller’s Objection will include all disputed items and describe in reasonable detail the basis or bases of the Objection for each item. Seller shall be deemed to have agreed with all items and amounts of the Final Purchase Price not specifically referenced in the Objection.

(ii)                                  During the thirty-day (30-day) period after Buyer receives the Objection, Buyer and Seller will attempt in good faith to resolve all disputed items. If Buyer and Seller do not resolve all of the disputed items within the thirty-day (30-day) period, the remaining disputed items (collectively, the “Remaining Disputed Items”) will be submitted to an impartial nationally recognized firm of independent certified public accountants, other than the Company’s or any Seller Party’s accountants or advisors or Buyer’s accountants or advisors (the “Independent Accountant”). The Independent Accountant will, within thirty (30) days after it accepts the referral, determine on the basis of the standards set forth in this Agreement, and only with respect to the Remaining Disputed Items, whether and to what extent (if any) the Remaining Disputed Items require adjustment. Buyer and Seller will make readily available to the Independent Accountant all relevant books, records, and workpapers (including those of their respective accountants) in their respective possession or under their respective control relating to the calculation of the Projected Purchase Price or Final Purchase Price. The Independent Accountant will calculate the Final Purchase Price based on the Net Working Capital Calculation Methodology. The Independent Accountant’s determination of the Remaining Disputed Items will: (A) be no less than the lesser of the amount claimed by either Buyer or Seller, and no greater than the greater of the amount claimed by either Buyer or Seller; (B) be delivered in writing, and include a reasoned explanation of the final determination, and a determination of the responsibility of Buyer and Seller for the Independent Accountant’s cost and expenses of its review and report determined according to Section 2.5(c)(iii); (C) be conclusive and binding on the Parties; and (D) not be subject to challenge or appeal by any Party absent Fraud committed by another Party in connection with determining the Final Purchase Price.

(iii)                               The Independent Accountant will allocate its fees and expenses between Seller, on the one hand, and Buyer, on the other hand, based on the dollar value of the Remaining Disputed Items decided in favor of Buyer and Seller, respectively. For example, if the dollar value of the Remaining Disputed Items is $100 and the Independent Accountant determines in Seller’s favor with respect to items totaling $80 and in Buyer’s favor with respect to items totaling $20, then Buyer will pay 80% of the Independent Accountant’s fees and expenses and Seller would pay 20%.

2.6                               Certain Covenants.  Before the Final Purchase Price is finalized, the Company will not, and the Parties will not cause or permit the Company to: (a) make any changes to the Company’s books and records for periods before Closing; (b) adopt Buyer’s accounting methods, principles, policies, practices, or procedures, including its methods of applying GAAP, or otherwise change the manner in which it applies GAAP in connection with the calculation of the Final Purchase Price; or (c) deviate from the Net Working Capital Calculation Methodology.

2.7                               Payment of Adjustment. Within five (5) Business Days after the Final Purchase Price is determined, whether by the Independent Accountant under Section 2.5 or by agreement of Seller and Buyer (including if Seller does not deliver an Objection), either (a) Buyer will pay to Seller the amount by which the Final Purchase Price exceeds the Projected Purchase Price, or (b) Seller will pay to Buyer the amount by which the Projected Purchase Price exceeds the Final Purchase Price.

2.8                               Earn-out Payment. In addition to the Final Purchase Price paid or payable to Seller, at such time as provided in Section 2.8(e), Buyer shall pay to Seller with respect to the 12-month period starting on January 1, 2020 (irrespective of the Closing Date) (the “Earn-out Period”) a single contingent payment amount, if any (the “Earn-out Payment”) as determined in accordance with this Section 2.8; provided that such contingent payment amount shall in no event exceed $10,894,496 (the “Maximum Earn-out Payment Amount”). With respect to the Earn-out Payment (if any), such Earn-out Payment shall only be due to the extent that the EBITDA of the Company for the Earn-out Period, as finally determined pursuant to this Section 2.8, meets or exceeds the applicable thresholds set forth in Section 2.8(a).

(a)                                 EBITDA Target Amount.  For purposes of the Earn-out Payment calculation, the target EBITDA for the Earn-out Period is $[* * *] (the “EBITDA Target Amount”), which amount is eighty percent (80%) of the Company’s expected EBITDA for fiscal year 2020. For the avoidance of doubt, actual EBITDA of the Company for the Earn-out Period (the “Actual EBITDA”) must be greater than the EBITDA Target Amount in order for Seller to be entitled to an Earn-out Payment in accordance with this Section 2.8.

(b)                                 Earn-out Payment Due to Seller. Buyer shall deliver to Seller, no earlier than 75 calendar days (March 16, 2021) and no later than 90 calendar days (March 31, 2021) following the end of the Earn-out Period (the “Statement Delivery Date”), a communication to Seller’s address set forth in Section 12.1, that shall include both (i) an Earn-out Period financial statement for the Earn-out Period setting forth the Actual EBITDA for the Earn-out Period, and (ii) a written statement prepared by Buyer setting forth in reasonable detail Buyer’s determination of Actual EBITDA for the year ended December 31, 2020 and the calculation of the Earn-out Payment (if any) in accordance with Section 2.8(c) (the “Earn-out Statement”).  Buyer will calculate Actual EBITDA for the Earn-out Period in the same manner as, and applying the same principles used in the calculation of, Target EBITDA.

(c)                                  Earn-out Payment Calculation. Provided that Actual EBITDA is greater than the EBITDA Target Amount, Seller shall be entitled to an Earn-out Payment equal, in the aggregate, to 2.48 multiplied by the Bonus EBITDA Amount.  For purposes of this Section 2.8(c), the term “Bonus EBITDA Amount” shall mean the amount by which the Actual EBITDA exceeds the EBITDA Target Amount. For illustrative purposes only, if the Actual EBITDA equals $[* * *], then the Bonus EBITDA Amount is $2,357,000, and the resulting Earn-out Payment is $5,845,360 ($2,357,000 x 2.48).

(d)                                 Resolution of any Disputes. Seller shall notify Buyer in writing as soon as practicable, but in any event no later than thirty (30) calendar days following Seller’s receipt of the Earn-out Statement if it does not agree with the Actual EBITDA or calculation of the Earn-out Payment (if any) set forth thereon, in which case Buyer, on the one hand, and Seller on the other, shall use their good faith efforts during the ten (10) calendar day period following the date Buyer received notice from Seller to resolve any differences it may have as to the Actual EBITDA or the Earn-out Payment calculation.  If Seller fails to notify Buyer in writing within such thirty (30) calendar day period that it does not agree with the Actual EBITDA and Earn-out Payment reflected in the Earn-out Statement, then the Actual EBITDA and Earn-out Payment reflected therein shall be deemed to have been accepted by Seller and shall become final and binding. If Seller disagrees with the Actual EBITDA and Earn-out Payment, then such written notice will identify with reasonable specificity the calculations with which Seller disagrees or Seller’s other bases for such disagreement.  If Seller and Buyer cannot reach agreement during the ten (10) calendar day period, they shall submit their disagreements within ten (10) calendar days after the expiration of such ten (10) calendar day period to the Independent Accountant, which shall conduct such additional review as it deems necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Actual EBITDA and the corresponding Earn-out Payment.  The Independent Accountant shall act as an expert and not as an arbitrator and, in resolving the disagreements referred to it, shall review the disagreements referred to it in accordance with the principles and methodologies set forth in this Section 2.8.  The review of the Independent Accountant will be restricted as to scope to address only those matters to which Seller and Buyer have not reached agreement pursuant to the preceding sentence.  The Independent Accountant’s determination of the Actual EBITDA and Earn-out Payment, which shall be completed as promptly as practicable, but in any event no later than twenty (20) calendar days following its engagement pursuant to this Section 2.8, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding for all purposes on Buyer and Seller.

(e)                                  Timing of Earn-out Payment.   Subject to the provisions of Section 2.8(g), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.8(c) shall be paid in full no later than thirty (30) calendar days after, as applicable, Buyer’s receipt of Seller’s written confirmation that Seller agreed to Buyer’s Earn-out Statement and determination of Actual EBITDA and Earn-out Payment or the final resolution of any disputes pursuant to Section 2.8(d).  If Buyer fails to pay any Earn-out Payment within such thirty (30) calendar day period, then the delinquent amount due to Seller shall thereafter bear interest at a rate of eight percent (8%) per annum until paid in full, provided however that no delinquent interest shall accrue with respect to any Earn-out Payment amounts rightfully disputed by Buyer, unless and until such dispute has been resolved in favor of Seller.

(f)                                   Earn-out Covenants.  Subject to the terms and conditions of the Amended and Restated Operating Agreement, during the Earn-out Period, Buyer shall not: (i) intentionally or knowingly operate the Business in a manner primarily intended to reduce the Earn-out Payment; (ii) directly or indirectly take any action, or fail to take action, or cause or permit anything to be done, with the purpose of avoiding or reducing the Earn-out Payment.

(g)                                  Additional Security and Agreements.

(i)                                   If the Company suffers any Losses, or pays or agrees to pay any amount, in each case, in connection with any Specified Matter subject to indemnification by the Seller Parties pursuant to Section 10.2(a)(vi), then Buyer may in its sole and complete discretion cause the Company to satisfy all or any portion of such Specified Matter (or to recover any amount the Company already paid, or Losses it already suffered, in connection with such Specified Matter) by recourse and setoff against (w) first, the Earn-out Payment when and if due and payable under this Section 2.8, (x) second, to the extent not satisfied out of the Earn-out Payment, by recourse against either Stadter or Achak, and (y) third, the amount payable by the Buyer to the Seller upon exercise of the Put Option or Call Option (as such terms are defined in the Amended and Restated Operating Agreement) with respect to the Retained Interest under the Amended and Restated Operating Agreement.  Funds recovered or set-off under this Section 2.8(g) shall be paid to the person to whom they are owed or, to the extent the Company paid the amount of, or suffered Losses in connection with, a Specified Matter, to the Company.  If Buyer elects pursuant to this Section 2.8(g) to set off any claim for any Specified Matter against any Earn-out Payment or the Call/Put Option Buyout Consideration (as such term is defined in the Amended and Restated Operating Agreement) for the Retained Interest upon exercise of the Put Option or Call Option then Buyer shall provide Seller written notice of such election and the amount of the Earn-Out Payment and/or Call/Put Option Consideration that are to be set off therefrom.  This Section 2.8(g) will control over any contrary provision in the Amended and Restated Operating Agreement or this Agreement.

(ii)                                                                                                                            Seller’s right to receive any payments under this Section 2.8 will be an unfunded and unsecured contractual right and no greater than the right of any unsecured general creditor of Buyer, and will not entitle Seller to any voting or other rights that an equity holder would enjoy nor any right to participate in profits of Buyer.  Nothing contained in this Section 2.8 may be deemed to create a trust of any kind or any fiduciary relationship between Buyer and Seller.

(iii)                                                                                                                         Seller agrees that it shall not transfer, convey, assign or deliver any right to any portion of the Earn-Out Payment or the Call/Put Option Buyout Consideration that may be due and payable from time to time under this Section 2.8 or the Amended and Restated Operating Agreement, as applicable, to any third party. The Parties acknowledge and agree that nothing in this Section 2.8 creates a security that would require registration under the Securities Act or an exemption therefrom.

2.9                               Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 or otherwise hereunder, such amounts as Buyer is required to deduct and withhold with respect to the making of such payment pursuant to federal, state, local or foreign Tax Law; provided, however, that (i) Buyer shall notify Seller of its intention to deduct or withhold an amount with respect to Taxes at least three (3) days prior to Closing, and (ii) Buyer shall not be entitled to so deduct or withhold any amount with respect to Taxes if Seller provides a form, certificate or other document upon which Buyer can reasonably rely that would eliminate its legal requirement to deduct or withhold. If Buyer withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person to which the withholding requirement is applicable to the extent that such amount is remitted to the proper Government Authority to the extent required by Law.

2.10                        Tax Treatment and Allocation of Final Purchase Price. Solely for Income Tax purposes, the Parties will treat the Transactions, according to Revenue Ruling 99-5, Situation 1, as Buyer’s purchase of a 70% interest in each of the Company’s assets, followed immediately by Buyer’s and Seller’s contribution of their respective interests in such assets to a partnership in exchange for ownership interests in the partnership. The Parties agree that the Total Consideration, and any assumed liabilities and other amounts treated as taxable consideration for the Ownership Interests for Income Tax purposes will be allocated among the assets of the Company that Buyer is deemed to purchase from Seller consistent with the initial allocation attached as Schedule 2.10 (the “Purchase Price Allocation Schedule”). Such allocation shall be revised by the Parties in good faith to take into account any subsequent adjustments to the Total Consideration, or other amounts treated as consideration, if any, in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder (as revised, the “Purchase Price Allocation.”) No Party will take any position, or cause any other Person to take a position, inconsistent with the Purchase Price Allocation for Tax-reporting purposes unless and to the extent required by Law. Seller and Buyer will cooperate in the filing of any Tax forms with respect to such allocation, including on IRS Form 8594.

ARTICLE 3
CLOSING

3.1                               Closing. Subject to the fulfillment or waiver of the conditions set forth in Article 8, the consummation of the Transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the second Business Day after the satisfaction or waiver of each condition set forth in Article 8 (other than those conditions that are to be satisfied at Closing), or on any other date or at any other time and place as Buyer and Seller agree (the “Closing Date”). Except as otherwise provided in this Agreement, all actions to be taken and all documents to be executed at Closing will be considered to have been taken, delivered, and executed simultaneously, and no proceeding will be considered taken and no document will be considered executed or delivered until all have been taken, delivered, and executed. Except as otherwise expressly set forth in this Agreement, for Tax, accounting, and computational purposes, Closing will be considered to have occurred at the beginning of the day (12:01 a.m.) on the Closing Date (the “Effective Closing Time”).

3.2                               Closing Transactions and Payments. Upon Closing:

(a)                                 Delivery of Evidence of Membership Interest Transfer. The Company will deliver to Buyer an instrument evidencing the transfer of the Purchased Interest to Buyer free and clear of all Encumbrances, in a form reasonably acceptable to Buyer.

(b)                                 Payment of Seller Transaction Expenses. Buyer will pay and discharge, or cause to be paid and discharged, all unpaid Seller Transaction Expenses by wire transfer of immediately available funds according to payment instructions provided by Seller at least two (2) Business Days before Closing.

(c)                                  Payment of Closing Indebtedness. Buyer will pay and discharge all Closing Indebtedness identified by Seller by wire transfer of immediately available funds, according to payment instructions provided by Seller at least two (2) Business Days before Closing. Seller will provide Buyer with customary payoff letters in a form reasonably approved by Buyer from all holders of all Closing Indebtedness, and will make arrangements reasonably satisfactory to Buyer for such holders to provide to Buyer simultaneous with or promptly after Closing lien releases, canceled notes, and other documents reasonably requested by Buyer.

(d)                                 Payment of Projected Purchase Price. Buyer will disburse to Seller the Projected Purchase Price according to payment instructions provided by Seller at least two (2) Business Days before Closing.

3.3                               Other Closing Deliveries. Seller will deliver to Buyer the other certificates and documents referred to in Section 8.1, and Buyer will deliver to Seller the other certificates and documents referred to in Section 8.2.

ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES

To induce the Seller Parties to enter into this Agreement and to consummate the Transactions, Buyer represents and warrants to the Seller Parties that the statements in this Article 4 are true and correct as of the Execution Date, and will be true and correct as of the Closing Date.

4.1                               Organization and Standing. Buyer is a corporation that is duly incorporated, validly existing, and in good standing under the Laws of the State of Colorado. Neither Buyer nor any other Person is in default under or in violation of Buyer’s Organizational Documents.

4.2                               Authority; Authorization; Enforceability. Buyer has the requisite corporate power and authority to execute, deliver, and perform its obligations under each Buyer Transaction Document and to consummate the Transactions. Buyer’s execution, delivery, and performance of each Buyer Transaction Document and Buyer’s consummation of the Transactions have been duly authorized by all necessary corporate action on Buyer’s part. Each Buyer Transaction Document is, or upon execution and delivery by all counterparties will be, a valid and binding obligation of Buyer, enforceable against Buyer according to its terms, except as enforceability is limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, and other similar Laws affecting creditors’ rights generally and by general principles of equity (the “General Enforceability Exceptions”).

4.3                               No Conflict. Buyer’s execution, delivery, and performance of its obligations under each Buyer Transaction Document, and Buyer’s consummation of the Transactions, will not Conflict with: (a) Buyer’s Organizational Documents or any resolutions adopted by the stockholders, board of directors, or other governing body of Buyer; (b) subject to compliance with the HSR Act, any Law or Order applicable to Buyer or its assets or properties; or (c) any material instrument or agreement to which Buyer is a party or by which Buyer or its assets may be bound or affected; except, in the case of clauses (b) and (c), where the Conflict would not, either individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay consummation of the Transactions.

4.4                               Government Approvals. No filing with, and no permit, authorization, consent, or approval of, any Government Authority is necessary for Buyer to consummate the Transactions, except for: (a) any consent, approval, order, authorization, registration, declaration, and filing required under applicable federal and state securities Laws; and (b) compliance with any applicable requirements of the HSR Act.

4.5                               No Brokers. Buyer has not retained, utilized, or been represented by any broker or finder in connection with the Transactions.

4.6                               Securities Act. Buyer is acquiring the Purchased Interest solely for the purpose of investment and not with a view to, or in connection with, any distribution of the Purchased Interest. Buyer acknowledges that the Purchased Interest is not registered under the Securities Act or any applicable state securities Laws, and that the Purchased Interest may not be sold except according to the registration or exemption provisions of the Securities Act, state securities Laws, and related regulations.

4.7                               Source of Funds. Buyer has sufficient cash and unrestricted financial resources available to fund all amounts payable by Buyer under this Agreement, whether before, at, or after Closing.

ARTICLE 5
SELLER PARTIES’ JOINT REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into this Agreement and to consummate the Transactions, Seller Parties jointly and severally represent and warrant to Buyer that the statements in this Article 5 are correct as of the Execution Date, subject to the exceptions that are set forth in the disclosure schedule attached as Schedule 5 hereto (the “Disclosure Schedule”), and will be correct as of the Closing Date.

5.1                               Organization and Authority of Seller.  Seller is a limited liability company duly organized and validly existing under the Laws of the State of Oregon. Seller has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under each Seller Transaction Document to which Seller is a party, and to consummate the Transactions. Seller’s execution, delivery, and performance of each Seller Transaction Document to which it is a party and Seller’s consummation of the Transactions have been duly authorized by all necessary limited liability company action on Seller’s part. All persons acting on behalf of the

Seller as manager or officer are duly authorized as manager or officer, as applicable. Each Seller Transaction Document to which Seller is a party is, or upon execution and delivery by all counterparties will be, a valid and binding obligation of Seller, enforceable against Seller according to its terms, except as enforceability is limited by the General Enforceability Exceptions.

5.2                               Organization and Authority of the Company.   The Company is a limited liability company duly organized and validly existing under the Laws of the State of Oregon. The Company has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under each Company Transaction Document and to consummate the Transactions. The Company’s execution, delivery, and performance of each Company Transaction Document and the Company’s consummation of the Transactions have been duly authorized by all necessary limited liability company action on the Company’s part. Each Company Transaction Document is, or upon execution and delivery by all counterparties will be, a valid and binding obligation of the Company, enforceable against the Company according to its terms, except as enforceability is limited by the General Enforceability Exceptions.  Seller has made available to Buyer complete copies of the Company’s Organizational Documents, which Organizational Documents are in full force and effect and have not been amended, restated, modified or rescinded. All persons acting on behalf of the Company as manager or officer are duly authorized as manager or officer, as applicable. None of Seller, the Company, or any other Person is in default under or in violation of the Company’s Organizational Documents.

5.3                               Capitalization.

(a)                                 All of the Ownership Interests are held of record and beneficially, free and clear of all Encumbrances, only by Seller as set forth on Section 5.3(a) of the Disclosure Schedule. There are no outstanding preemptive rights, subscriptions, warrants, options, equity appreciation, phantom equity, profit interest, profit participation, or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any ownership interest or other securities of the Company, or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no voting trusts, transfer restrictions, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Ownership Interests or any other equity interests in any Company (other than this Agreement). At the Closing, Seller will transfer to Buyer its entire right, title, and interest in and to the Purchased Interests.

(b)                                 At the Closing, Buyer shall own the Purchased Interest free and clear of all Encumbrances (other than any Encumbrances under the Securities Act, under the Amended and Restated Operating Agreement, or any imposed or permitted by Buyer).

(c)                                  The outstanding membership interests in the Company: (i) are duly authorized, validly issued, fully paid, and nonassessable; and (ii) have not been issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company at the time of issuance was bound, including the Securities Act and applicable state securities Laws.

5.4                               Authority to Conduct Business. The Company has the requisite limited liability company power and authority to own, lease, and operate its properties and to conduct its business as currently being conducted. The Company is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Section 5.4 of the Disclosure Schedule includes a list of the jurisdictions where the Company is licensed or qualified to do business as a foreign entity.

5.5                               No Conflict. Except for (a) notices, consents, and approvals required under agreements or commitments evidencing, or entered into by Seller or the Company in connection with, Indebtedness to be paid and discharged at Closing according to Section 3.2(c); and (b) notices, consents, and approvals described in Schedules 7.3(a) and 7.3(b): the Company’s and Seller’s execution, delivery, and performance of its obligations under each Transaction Document to which it is a party, and the Company’s and Seller’s consummation of the Transactions, will not Conflict with: (x) the Company’s or Seller’s Organizational Documents or any resolutions or agreements adopted by the direct or indirect owners, members, managers, or governing body of the Seller or the Company; (y) subject to compliance with the HSR Act, any Law or Order applicable to Seller, the Company, or either of their assets or properties; or (z) any instrument or agreement to which Seller or the Company is a party or by which Seller, the Company, or either of their assets may be bound or affected; except, in the case of clauses (y) and (z), where the Conflict would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6                               Government Approvals. No filing with, and no permit, authorization, consent, or approval of, any Government Authority is necessary for Seller or the Company to consummate the Transactions, except for: (a) any consent, approval, order, authorization, registration, declaration, or filing that is required under applicable federal and state securities Laws; (b) compliance with any applicable requirements of the HSR Act; and (c) the authorizations, consents, and approvals set forth in Schedule 7.3(b).

5.7                               No Brokers. Except for Deloitte Corporate Finance LLC, whose fees are Seller Transaction Expenses, neither Seller nor the Company has retained, utilized, or been represented by any broker or finder in connection with the Transactions.

Deloitte Corporate Finance LLC is an SEC registered broker-dealer and member of FINRA.

5.8                               No Subsidiaries; No Other Business of Seller. Other than the Company, Seller has no direct or indirect equity interest in any other Person, whether by stock ownership or otherwise. The Company has no direct or indirect equity interest in any other Person, whether by stock ownership or otherwise. Seller has no material assets other than its membership interest in the Company, and Seller has no business or operations other than holding its membership interest in the Company and its credit agreement with Monroe Capital Corporation SBIC, LP and Monroe Capital Partners Fund II, LP.

5.9                               Financial Statements.

(a)                                 Attached to Section 5.9 of the Disclosure Schedule are complete copies of the following financial statements (collectively, the “Financial Statements”) of the Company (which, for the 2018 Financial Statements, are consolidated with Seller): (a) the audited balance sheets as of December 31, 2016, December 31, 2017, and December 31, 2018, and the related audited statements of income, changes in members’ equity, and cash flows for each of the years then ended; and (b) the unaudited balance sheet as of August 31, 2019 (the “Most Recent Balance Sheet”), and the related unaudited cash flow statements, statements of income and changes in members’ equity for the interim period then ended (collectively, with the Most Recent Balance Sheet, the “Interim Financial Statements”). The Financial Statements are accurate and complete in all material respects and have been prepared in accordance with GAAP (except as set forth in Section 5.9 of the Disclosure Schedule). Each balance sheet in the Financial Statements fairly presents in all material respects the financial condition of the Company as of its respective date. The statements of income, changes in members’ equity, and cash flows in the Financial Statements fairly present in all material respects the consolidated results of operations and cash flows of the Company for the covered periods. Notwithstanding the foregoing, the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items required by GAAP.

(b)                                 The accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of the Company not subject to claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) subject to any reserve for bad debts shown on the Most Recent Balance Sheet (or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Company or Seller), are collectible in full within 120 days after payment is due. The reserve for bad debts shown on the Most Recent Balance Sheet (or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Company) have been determined in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

5.10                        No Undisclosed Liabilities. The Company has no material Liabilities of the type required by GAAP to be reflected or reserved against in the Financial Statements, except (a) as reflected or reserved against in the Financial Statements, and (b) for Liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

5.11                        Absence of Changes. Except as set forth in Section 5.11 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Company has conducted its business and operations in all material respects in the Ordinary Course of Business. Except as set forth in Section 5.11 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, there has not been with respect to the Company any:

(a)                                 Event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 Other than the Amended and Restated Operating Agreement to be entered into in connection with the Closing, amendment to the Organizational Documents of the Company;

(c)                                  Split, combination, distribution or reclassification of any equity interests of the Company, or redemption, repurchase, or other acquisition of any equity interests of the Company;

(d)                                 Other than in connection with the Transactions or as otherwise contemplated in this Agreement or the Amended and Restated Operating Agreement, issuance, delivery, transfer, sale, or other disposition, or authorization of the issuance, delivery, transfer, sale, or other disposition of any (i) equity interests of the Company or other equity or equity-based instruments of the Company, (ii) option, call, warrant or other right to purchase or obtain, or security exchangeable or exercisable for, or convertible into, any of the instruments set forth in clause (i), or (iii) any amendment of any of the foregoing in clauses (i) or (ii);

(e)                                  Change in any method of accounting or material accounting practice of the Company;

(f)                                   Creation or dissolution of any subsidiaries;

(g)                                  Making any loans, advances or capital contributions to, or investments in, any Person;

(h)                                 Creation, incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business or obligations or liabilities contemplated herein in connection with the Transactions;

(i)                                     Capital investment, expenditure or commitment (or a series of related capital investments, expenditures or commitments) in excess of $50,000;

(j)                                    Entering into any agreement or arrangement that limits or otherwise restricts in any material respect the Company from engaging or competing in any line of business, in any location or with any Person;

(k)                                 Sale, lease, transfer or other disposition of, or creation or incurrence of any Encumbrance on, any assets, properties, interests or businesses of the Company, other than sales of inventory or services in the Ordinary Course of Business;

(l)                                     Increase in the compensation, bonus or benefits of any current or former director, officer, manager or employee of the Company, except annual increases in base salary in the Ordinary Course of Business;

(m)                             Amendment or modification in any material respect or termination of any Scheduled Contract or other waiver, release or assignment of any material rights, claims or benefits of the Company under any Scheduled Contract;

(n)                                 Settlement, or offering or proposal to settle, any Action to which the Company is a party involving amounts exceeding $20,000, or any Action to which the Company is a party and that relates to the Transactions;

(o)                                 Adoption, amendment or termination of any Benefit Plan (other than the termination of the FCR, LLC Nonqualified Deferred Compensation Plan as contemplated by this Agreement) or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(p)                                 Hiring of any employee with annual compensation in excess of $100,000;

(q)                                 Write off as uncollectable of any notes or accounts receivable, except write offs in the Ordinary Course of Business charged to applicable reserves;

(r)                                    Declaration, payment or set aside of any dividend or distribution on any membership interest of the Company, other than tax and other distributions under and pursuant to the Company’s Organizational Documents;

(s)                                   Making of any Tax election or settlement and/or compromise of any Tax liability; preparation of any Tax Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns; incurrence of any Liability for Taxes other than in the Ordinary Course of Business; or filing of any amendment to a Tax Return or a claim for refund of Taxes with respect to the Company’s income, operations or property;

(t)                                    Planning, announcement, implementation or effectuation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees (other than any employee terminations for cause);

(u)                                 Acquisition, by merger or consolidation, by purchase of assets or stock, or in any other manner, of any material assets, securities, properties, interests or business of any Person;

(v)                                 Adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(w)                               Agreement, commitment or authorization to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.12                        Tangible Personal Property. The Company has (a) good and valid title to all of the material tangible personal property that is used in the operation of its business as currently operated and that it owns or purports to own; and (b) valid leasehold interests in all material tangible personal property that it uses in the operation of its business as currently operated and that it leases or purports to lease, in each case free and clear of any Encumbrances other than Permitted Encumbrances. The Company enjoys peaceful and undisturbed possession under all of such leases of personal property. There are no existing material defaults or events that, with the passage of time or the giving of notice (or both), would constitute material defaults by the Company under any such lease or, to Seller’s Knowledge, by any other party to any such lease, in each case except for defaults and events as to which requisite waivers or consents have been obtained.

5.13                        Real Property. The Company owns no real property. Section 5.13 of the Disclosure Schedule lists all real property leased or subleased to the Company (the “Leased Real Property”), and indicates the nature of the Company’s interest in each parcel. The Company has made available to Buyer correct and complete copies of all leases, subleases, and other agreements affecting the Leased Real Property to which the Company is party (the “Realty Leases”).

(a)                                 Each Realty Lease is a legal, valid, and binding obligation of the Company, enforceable against the Company according to its terms except as enforceability is limited by the General Enforceability Exceptions.

(b)                                 Except for circumstances in which waivers or consents have been obtained: (i) the Company is not, and to Seller’s Knowledge no counterparty is, in material breach of or material default under any Realty Lease, and (ii) to Seller’s Knowledge, no event has occurred that, with notice, lapse of time, or both, would constitute a material breach or material default under any Realty Lease by the Company or that would permit termination, modification, or acceleration under any Realty Lease.

(c)                                  To Seller’s Knowledge, the buildings, fixtures, and other improvements used or occupied by the Company and located at the Leased Real Properties comply in all material respects with all requirements of applicable zoning codes and similar Laws, and benefit from all required material certificates of occupancy, building, safety, fire, and health approvals.

5.14                        Condition and Sufficiency of Assets. Except as set forth in Section 5.14 of the Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are currently being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in the same manner as conducted prior to the Closing and constitute all of the property and assets reasonably necessary to conduct the business of the Company as currently conducted.

5.15                        Intellectual Property.

(a)                                 Owned IP. Section 5.15(a) of the Disclosure Schedule lists the following intellectual property assets owned by the Company that are material to its business as currently conducted (the “Owned IP”): internet domain names. All required filings and fees related to any filings for the Owned IP have been timely filed with and paid to the relevant Government Authority and authorized registrars, and all registrations associated with Registered Intellectual Property included in Owned IP are otherwise in good standing.  To Seller’s Knowledge, all registrations associated with Registered Intellectual Property included in Owned IP are enforceable, valid and subsisting, and have not expired or been cancelled or abandoned. The Company does not license any intellectual property assets that are material to its business.

(b)                                 Status of Owned IP. The Owned IP constitutes all of the patents, trademarks, trade names, copyrights, technology, computer software, and/or processes (other than non-negotiated licenses of commercially available software and other intellectual property) necessary for the operation of the Company as currently conducted.  The Company owns, or has the right to use according to valid and effective agreements, all Owned IP, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and the consummation of the Transactions will not materially alter or materially impair any such rights. No Actions or claims are pending or, to Seller’s Knowledge threatened, against Seller or the Company by any Person with respect to the Company’s use of any Owned IP. After the Closing, all Owned IP is and will be fully transferable and licensable by the Company to the same extent the Company would have been able to transfer or license it had the Transactions contemplated by this Agreement not occurred, without further restriction and without additional payment of any kind to any Person.

(c)                                  Claims Regarding Owned IP.  Since January 1, 2018, no written Action or claim has been brought or made against Seller or the Company alleging that any of the Company’s products or services infringe the intellectual property rights of a third party.  There are no pending claims that have been brought or threatened by any Seller Party against any Person with respect to such Person’s use of any Owned IP.

(d)                                 To Seller’s Knowledge, neither the operation of the Company’s business as currently conducted, nor any of the Company’s products or services, is infringing the intellectual property rights of a third party.

(e)                                  The Company owns the entire right, title and interest in and to the Owned IP, including the Registered Intellectual Property, free and clear of all Encumbrances.

(f)                                   The Company has taken reasonable steps to maintain and protect the trade secrets and other confidential information of or held by the Company and the trade secrets and confidential information of all third parties provided to the Company under an obligation of confidentiality.

(g)                                  Following the Closing, the Company will be permitted to exercise all of the Company’s rights under all such licenses or agreements to the same extent the Company would have been able to exercise such rights had the Transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration.

(h)                                 Section 5.15(h) of the Disclosure Schedule sets forth all of the IT Assets of the Company that are in use in the Business.  To Seller’s Knowledge, all IT

Assets used by the Company in the conduct of its business as currently conducted: (i) operate and perform in all material respects in conformance with their documentation and functional specifications; (ii) are free from any material software defects; (iii) do not contain any known virus, software routine, hardware component, disabling code or instructions, spyware or other vulnerabilities or faults designed to or that could permit unauthorized access to or disable or otherwise harm any computer, system or software, or any information contained therein, or any software routine designed to or that could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the IT Assets; (iv) are sufficient in all material respects for the operation of the businesses of the Company as currently conducted; and (v) since January 1, 2018, have not experienced or been affected by any failure, breakdowns, continued substandard performance or other adverse event that have caused any material disruption or material interruption to the business of the Company. To Seller’s Knowledge, no Person has gained unauthorized access to any IT Assets.  The Company has implemented and maintained, consistent with customary industry practices and its obligations to third parties, security and other measures to protect the IT Assets from unauthorized access, use, or modification. The IT Assets are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company’s business as currently conducted. From and after the Closing, the Company will have and be permitted to exercise the same rights with respect to the IT Assets as the Company would have had and been able to exercise had this Agreement not been entered into and the Transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration.

5.16                        Insurance. Section 5.16 of the Disclosure Schedule lists all policies of fire, liability, worker’s compensation, life, property, casualty, and other insurance currently owned or held by the Company (the “Insurance Policies”), and true and complete copies of all such Insurance Policies have been made available to Buyer. All of the Insurance Policies are in full force and the Company is not in default in any material respect under any Insurance Policy. Since the respective dates of the Insurance Policies, the Company has not received any notice of cancellation, non-renewal, or alteration of coverage with respect to any Insurance Policy. The Company has paid all premiums due and payable under the Insurance Policies. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

5.17                        Certificates. The Company holds and is in compliance with all Certificates required by Law. Since December 31, 2017, the Company has not been issued any citation, notice, or order of non-compliance under any Certificate, and no Government Authority has given written notice to the Company of, or otherwise indicated in writing, any violation of, or failure to comply with, any Certificate. The Company has not been issued any citation, notice, or order of non-compliance under any Certificate before December 31, 2017, that is still pending. Seller has made available to Buyer a list of all Certificates held by the Company.

5.18                        Compliance with Laws. The Company is in compliance in all material respects with all Laws.

5.19                        Litigation. Except as set forth in Section 5.19 of the Disclosure Schedule, there is no pending, or to Seller’s Knowledge threatened, Action involving the Company or Seller, any of their respective assets or properties, or any of their respective managers, officers, or employees (in their capacities as such). There are no outstanding Orders of any Government Authority against Seller or the Company or any of their respective assets or properties.

5.20                        Personnel.

(a)                                 The Company has provided to Buyer a separate schedule setting forth the name, title, and compensation of each employee of the Company, along with a description of all commitments or agreements by the Company to increase employee compensation or modify the conditions or terms of employment of any of its employees outside the Ordinary Course of Business.

(b)                                 The Company is not a party to or bound by any collective bargaining agreement with any labor union or association representing any of its employees. To Seller’s Knowledge, no union organizing campaign is pending with respect to the Company. There is no labor dispute, strike, slowdown, or work stoppage pending, or to Seller’s Knowledge threatened, against the Company. There is no pending, or to Seller’s Knowledge threatened, claim against or notice to the Company asserting that it has committed any unfair labor practice or has been in material violation of any Law relating to employees or employment matters.

(c)                                  There are no written communications received by the Company of the intent of any Government Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company and, to Seller’s Knowledge, no such investigation is in progress.

(d)                                 Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, the Company (i) is in compliance with all applicable Laws with respect to employment (including non-employee classification, classification of employees as exempt or nonexempt, and compensation), employment practices, terms and conditions of employment, and wages and hours, (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Seller’s Knowledge, threatened against the Company before any Government Authority, in each case with respect to any employee, that would, if decided adversely to the Company, have a Material Adverse Effect and (iii) is in compliance with its obligations under the WARN Act with respect to any Company employee.

(e)                                  To Seller’s Knowledge, no Company employee intends to terminate his or her employment, with the Company.

(f)                                   All employees are residing or working in the United States: (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States; and (ii) in compliance in all material respects with all applicable Laws relating to immigration and naturalization.  To Seller’s Knowledge, no Action has been filed or commenced against any employee that: (i) alleges any failure so to comply or (ii) seeks removal, exclusion or other restrictions on such employee’s ability to reside and/or accept employment lawfully in the United States.  To Seller’s Knowledge, there is no reasonable basis to believe that any employee will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws.  The Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization.

(g)                                  There are no internal complaints or reports by any current or former employee, consultant, or independent contractor pursuant to the anti-harassment or equal employment opportunity policies of the Company or otherwise that are pending or under investigation.  No allegations of harassment (including sexual harassment) have been made against Seller or any officer, director or supervisor-level employee of the Company relating to employment at any Company, and the Company has not entered into any settlement agreement related to allegations of harassment (including sexual harassment), bullying or violence by any legal or beneficial owners, officer, director or supervisor-level employee.

(h)                                 The Company does not have a policy of paying severance pay or any form of severance compensation in connection with the termination of any employees or contractors, except as required by applicable Laws.

(i)                                     No employee or Agent of the Company has been physically injured on the Company’s premises and made a related workers’ compensation claim in the last three (3) years except as set forth in Section 5.20 of the Disclosure Schedule.

5.21                        Benefit Plans; ERISA.

(a)                                 Section 5.21 of the Disclosure Schedule lists all “employee benefit plans” within the meaning of ERISA Section 3(3), and all other retirement, profit-sharing, pension, stock-option, stock-bonus, equity purchase, equity appreciation rights, phantom equity, deferred-compensation, long-term care, severance, sick-leave, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance bonus, incentive compensation,  or other plans, practices, policies or arrangements of any kind, whether written or oral, (i) providing benefits to current or former employees, directors, officers, or managers, in each case whether or not terminated, of the Company ( that are maintained, sponsored, or contributed to by or on behalf of the Company or with respect to which the Company has an obligation to contribute, and (ii) with respect to which the Company or any ERISA Affiliate may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by the Company) (collectively, the “Benefit Plans”). All Benefit Plans have been maintained and operated, in all material respects, in accordance with the terms and conditions of the respective plan documents and all applicable Laws, including, but not limited to ERISA, the Code, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder. Except as disclosed in Section 5.21 of the Disclosure Schedule, with respect to any Benefit Plan that is a welfare benefit plan: (i) no event has occurred, and no condition or circumstance exists, that has or would reasonably be expected to subject the Company, any ERISA Affiliate or any Benefit Plan to a penalty, tax or assessable payment under Sections 4980D or 4980H of the Code for 2016, 2017, 2018 or 2019, (ii) the Company has not been assessed or charged, nor does the Company reasonably expect to owe a penalty, tax or other assessable payment under Sections 4980D or 4980H of the Code for any month during the period beginning on January 1, 2015 and ending on Closing Date, (iii) the Company has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Code Sections 6055 and 6056 and the regulations and related guidance promulgated thereto, and (iv) for each month during the period beginning on January 1, 2015 and ending on the Closing Date, the Company has properly identified each employee who is a “full-time employee,” as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereunder.  No Benefit Plan is a (pre- or after-tax) “employer payment plan” or a health reimbursement arrangement not integrated with an otherwise compliant group health plan (within the meaning of IRS Notice 2013-54 and any subsequent guidance).  Each return, report statement, notice, declaration and other document required by any Law or Government Authority, federal, state and local (including, without limitation, the IRS and the U.S. Department of Labor) with respect to each such Benefit Plan has been timely filed with the appropriate Government Authority or distributed to plan participants or beneficiaries, and each such return, report, statement, notice, declaration or other document has been complete and accurate in all material respects, and no liability in connection with such filings has been incurred nor, to Seller’s Knowledge, is there any reasonable basis for any such liability.  No excise taxes with respect to any Benefit Plan are due and outstanding nor, to Seller’s Knowledge, is there a basis for the imposition of such excise taxes.  The IRS has issued a favorable determination letter or prototype or volume submitter plan opinion or advisory letter with respect to each Benefit Plan that is intended to be a “qualified plan” within the meaning of Code Section 401(a) and, to the extent that such Benefit Plan is the adopter of a prototype or volume submitter plan document, the Benefit Plan sponsor is entitled to rely on such IRS opinion or advisory letter to the extent provided in Revenue Procedure 2015-36, and no amendment has been made nor has any event occurred that would reasonably be expected to adversely affect such reliance.  Each such Benefit Plan is a qualified plan under Code Section 401(a).  Additionally, each trust created under any such Benefit Plan is exempt from taxation under Code Section 501(a), and nothing has occurred that has or reasonably could be expected to adversely affect such exemption. No Benefit Plan is subject to Title IV of ERISA, ERISA Section 302 or Code Section 412. No Benefit Plan is a Multiemployer Plan, a Multiple Employer Plan.  The Company has not contributed to, or been obligated to contribute to, any plan subject to Title IV of ERISA, ERISA Section 302, Code Section 412, or any Multiemployer Plan, Multiple Employer Plan. Except for continuation coverage as required by COBRA or by applicable state insurance Laws, no Benefit Plan provides life, health, medical, or other welfare benefits to former employees or their beneficiaries or dependents. The Company has performed its obligations, in all material respects, under the Benefit Plans.

(b)                                 With respect to the Benefit Plans, the Company has made available to Buyer accurate, correct and complete copies of the following, to the extent applicable: (i) current plan and related trust documents, and amendments thereto; (ii) with respect to each Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company, (iii) current summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Benefit Plans; (iv) the most recent IRS determination, opinion or advisory letter; (v) the two (2) most recent Forms 5500, Annual Return/Report of Employee Benefit Plan, and all accompanying schedules, summaries of benefits and coverage and participant and fiduciary fee disclosures; (vi) the Forms 1094-C, Transmittal of Employer-Provided Health Insurance Offer and Coverage Information Returns, and Forms 1095-C, Employer-Provided Health Insurance Offer and Coverage, as filed for 2016, 2017 and 2018; (vii) all Contracts with third-party administrators, actuaries, investment managers, consultants, business associates (as such term is defined under the Health Insurance Portability and Accountability Act of 1996, as amended) and other independent contractors, as relate to any Benefit Plan; and (viii) nondiscrimination, coverage and any other applicable testing performed with respect to the two most recent years.

(c)                                  The Company has timely made or caused to be made all contributions and paid all insurance premiums that are due and payable with respect to each Benefit Plan in accordance with applicable Law (including ERISA and the Code) and the terms of such Benefit Plan, including all employer contributions and employee salary reduction contributions, if any.  As of the date of the Interim Financial Statements, all contributions, premiums, Taxes and other applicable payments required to be made to or with respect to any Benefit Plan by the terms of such plan, applicable Law, any contractual undertaking or otherwise have been paid in full or, to the extent not required to be made or paid on or before the date of the Interim Financial Statements, are reflected on the Interim Financial Statements in accordance with GAAP. The Company has paid all premiums or other payments with respect to each Benefit Plan that is an Employee Welfare Benefit Plan for all periods ending on or before the Closing Date, or accrued the premiums and other payments according to GAAP.

(d)                                 The Company or its employees, owners, directors or managers have not engaged in any nonexempt prohibited transaction under ERISA Section 406 or Code Section 4975 with respect to any Benefit Plan.  Neither Seller nor the Company is subject to either a civil penalty assessed according to ERISA Section 502(i) or a Tax or penalty on prohibited transactions imposed by Code Section 4975, nor to Seller’s Knowledge is there a basis for the imposition of any such Tax or penalty. The Company does not have any Liability for breach of fiduciary duty with respect to any Benefit Plan subject to Title I of ERISA or any other failure to act in accordance with Title I of ERISA or comply with Title I of ERISA in connection with the administration of, or investment or valuation of the assets of, any Benefit Plan nor to Seller’s Knowledge is there a basis of any such Liability.  With respect to the Benefit Plans (i) no Benefit Plan is currently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Government Authority, and no matters are pending with respect to a Benefit Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program or similar programs; (ii) the Company has not received, within the prior six (6) calendar years, any communication from any Government Authority questioning or challenging the compliance of any Benefit Plan with applicable Laws; and (iii) there is no Action pending or threatened, with respect to any Benefit Plan (other than routine claims for benefits) or against the assets or fiduciaries of any Benefit Plan nor, to the Seller’s Knowledge, is there a reasonable basis for any such Action.

(e)                                  The Company has not incurred any Liability, to the Pension Benefit Guaranty Corporation (or any entity succeeding to any or all of its functions under ERISA) or otherwise, under Title IV of ERISA, including any withdrawal liability as defined in ERISA Section 4201.

(f)                                   The Company has, at all times, previously been in compliance, and is currently in compliance, with the applicable continuation requirements for their welfare benefit plans, including (i) COBRA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.  With respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar State law, no event has occurred and, to the Seller’s Knowledge, no circumstance exists under which Buyer may reasonably be expected to incur, direct or indirect, any Liability under the provisions of COBRA or which has resulted or could result in the imposition of a Encumbrance upon any of the assets of any Company.

(g)                                  Each Benefit Plan is amendable and terminable unilaterally by the Company at any time without Liability or expense to the Company as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan document or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Benefit Plan, or in any way limits such action.  The investment vehicles used to fund any Benefit Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.

(h)                                 Except as set forth on Section 5.21(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, (i) entitle any current or former employee, manager, director or service provider of the Company to any payment, (ii) increase the amount of compensation or benefits due to any such employee, manager, director or service provider, (iii) accelerate the time of vesting or payment of any compensation, equity incentive or other benefit, (iv) constitute a “change in control” or similar event under any Benefit Plan, or (v) result in any “parachute payment” under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

(i)                                     The Company and any ERISA Affiliate has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Company or ERISA Affiliate as common law employees, full-time employees, part-time employees, leased employees or independent contractors, as applicable.

(j)                                    Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A has at all times complied in form and in operation with the applicable requirements of Code Section 409A and the guidance issued thereunder.  The Company does not have any obligation to pay, gross up, or otherwise indemnify any employee or other service provider for Taxes or any other costs incurred as a result of a violation of Section 409A of the Code or Section 4999 of the Code.

5.22                        Tax Matters.

(a)                                 Either Seller or the Company (as applicable) has duly prepared and timely filed, within any applicable extension periods, all material Tax Returns required to be filed with respect to the business and assets of the Company for all Taxable Periods ending before the Execution Date, and Seller or the Company (as applicable) has timely paid all Taxes shown to be due and payable on such Tax

Returns, and all other material Taxes owed by them (whether or not shown on any Tax Return). Seller or the Company (as applicable) has established reserves adequate to pay all material Taxes with respect to the business and assets of the Company that are not yet due and payable by, as applicable, Seller or the Company with respect to all Taxable Periods, or portions thereof, ending prior to or on the Closing Date. Either Seller or the Company has timely withheld and collected all Taxes that are required by Law to be withheld or collected with respect to the business and assets of the Company, and has timely paid such amounts to the appropriate Tax Authority to the extent due and payable. All such Tax Returns including information provided therewith or with respect thereto) are true, correct, and complete in all material respects.

(b)                                 There is no claim or assessment pending, or to Seller’s Knowledge threatened, against the Company or Seller for any alleged deficiency in Taxes with respect to the business and assets of the Company. No claim in writing has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. All deficiencies for Taxes asserted or assessed against Seller or the Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(c)                                  Seller and the Company have made available to Buyer true, correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies for Seller and the Company for taxable periods beginning on or after January 1, 2015.

(d)                                 Neither Seller nor the Company has: (i) executed an agreement waiving or extending any statutory period of limitations for the assessment or collection of any Taxes due from Seller or the Company that remains outstanding for any Taxable Period, and no request for any such waiver or extension is currently pending; (ii) applied for a ruling relative to Taxes or is subject to any private letter ruling of the IRS or comparable ruling of any other Tax Authority; (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law with any Tax Authority; or (iv) entered into any tolling agreement regarding a statute of limitations applicable to any Tax Return.

(e)                                  There are no Encumbrances for Taxes upon the assets or properties of the Company except for statutory Encumbrances for current Taxes not yet due.

(f)                                   The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Tax Law) or taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law) and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local or foreign Tax Law).

(g)                                  Neither the IRS nor any other Tax Authority is currently examining any Tax Return of Seller or the Company. There are no Actions relating to Taxes in progress or pending with respect to which Seller or the Company has received written notice.

(h)                                 Neither Seller nor the Company is a party to any written agreement providing for the allocation, indemnification, or sharing of Taxes or any similar agreement, Contract or arrangement, or liable for the Taxes of any other Person, under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by Contract, or otherwise. Neither Seller nor the Company will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(i)                                     The Company has not elected out of the partnership audit regime under Sections 6221 through 6241 of the Code.

(j)                                    No payment made or to be made to any current or former employee or officer of the Company by reason of the Transactions (whether alone or in connection with any other event) will constitute an “excess parachute payment” within the meaning of Code Section 280G, whether or not such payment is exempt from Code Section 280G.

(k)                                 The Company is not and never has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(l)                                     At all times since its organization, Seller has been classified as a partnership for federal and applicable state and local income Tax purposes.

(m)                             At all times between April 16, 2003 and December 31, 2017, the Company was classified as a partnership for federal and applicable state and local income Tax purposes.  At all times since December 31, 2017, the Company has been properly “disregarded as an entity separate from its owner” (within the meaning of

Treasury Regulations Sections 301.7701-2(c)(2) and 301.7701-3(b)(1)(ii)) for federal and applicable state and local income Tax purposes.

5.23                        Environmental Matters.

(a)                                 The Company is in material compliance with all Environmental, Health, and Safety Laws, and holds and is in material compliance with all Certificates required to be held by it under Environmental, Health, and Safety Laws.

(b)                                 There is no written notice or written assertion pending against the Company from any third party, including any Government Authority, that the Company is a potentially responsible party under any Environmental, Health, and Safety Laws.

5.24                        Scheduled Contracts.

(a)                                 Section 5.24 of the Disclosure Schedule lists all of the following types of executory written agreements (including all amendments) to which the Company is a party (collectively, the “Scheduled Contracts”):

(i)                                     agreements relating to Indebtedness, including any letter of credit, pledge, bond, or similar arrangement running to the account of or for the benefit of the Company;

(ii)                                  agreements involving the purchase, maintenance, or acquisition of materials, supplies, merchandise, machinery, equipment, parts, or any other property or services, but excluding any agreement that involves annual expenditures of less than $100,000;

(iii)                               agreements that are not agreements with Major Customers that currently generate more than $100,000 in annual revenue to the Company;

(iv)                              agreements (A) obligating the Company not to compete with any business, or to conduct business only with certain parties; (B) that otherwise restrain or prevent the Company from carrying on any lawful business; (C) that restrict the right of the Company to use or disclose any information in its possession (excluding in each case customary nondisclosure and other restrictive covenants in agreements entered into in the Ordinary Course of Business);

(v)                                 agreements relating to (A) employment, compensation, severance, or consulting between the Company and any of its officers, or (B) any employee or consultant of the Company;

(vi)                              Realty Leases;

(vii)                           leases, subleases, or other title retention agreements or conditional sales agreement for any machinery, equipment, vehicle, or other tangible personal property (whether the Company is a lessor or lessee);

(viii)                        agreements involving any payment that is (A) for capital expenditures or the acquisition or construction of fixed assets on or in respect of any real property, (B) not provided for on the Company’s capital expenditures budget delivered to Buyer before the Execution Date, or (C) in excess of $50,000.

(ix)                              agreements involving granting any Person an Encumbrance on any asset of the Company;

(x)                                 agreements involving any guaranteed annual payment by which the Company retains any broker or other sales Agent, Representative, or advertising or marketing entity, or through which the Company is appointed or authorized as a sales Agent or Representative;

(xi)                              agreements under which the Company has granted a license or sublicense for Owned IP or under which the Company has the right to receive a royalty, license fee, or similar payment;

(xii)                           agreements with Seller or any of its Affiliates;

(xiii)                        agreements with any Government Authority;

(xiv)                       agreements to which the Company is a party that provide for any joint venture, partnership or similar arrangement;

(xv)                          agreements that relate to the acquisition or disposition of any business, or any stock or other equity or (other than in the Ordinary Course of Business) assets of any other Person, or of any real property (whether by merger, stock or asset sale or otherwise);

(xvi)                       agreements involving any resolution or settlement of any actual or threatened Action or other dispute that either (A) were entered into on or after January 1, 2015, or (B) were entered into prior to such date, but have any continuing effect on the Company;

(xvii)                      Benefit Plans and representations in addition to those included in Section 5.21 apply to Benefit Plans, as included in the definition of Scheduled Contracts; and

(xviii)                 any other agreement that is material to the Company and not previously disclosed pursuant to this Section 5.24(a).

(b)                                 Each Scheduled Contract is (i) a legal, valid, and binding obligation of the Company, (ii) enforceable against the Company according to its terms, except as enforceability is limited by the General Enforceability Exceptions, and (iii) in full force and effect. The Company is not, and to Seller’s Knowledge no counterparty is, in material breach of or material default under any Scheduled Contract. To Seller’s Knowledge, no event has occurred that, with notice, lapse of time, or both, would constitute a material breach of or material default under, or permit the termination, modification, or acceleration of, any Scheduled Contract. The Company has not, and to Seller’s Knowledge no counterparty has, repudiated any provision of any Scheduled Contract. The Company is not, and to Seller’s Knowledge no counterparty is, disputing any material provision of any Scheduled Contract, and there are no forbearance arrangements in effect with respect to any Scheduled Contract. True and complete copies of each Scheduled Contract (including all amendments, modifications, and supplements thereof) have been made available to Buyer.

5.25                        Transactions With Affiliates. Except as set forth in Section 5.25 of the Disclosure Schedule, no officer, director, member, manager, equity owner of the Company or Seller (including any Seller Party or any of its Affiliates): (a) has, directly or indirectly, a beneficial interest in any Contract to which the Company is a party or by which the Company or its assets or properties are bound, (b) provides or receives any loans, assets, products, services (other than employment services in the Ordinary Course of Business) or facilities to or from, as applicable, the Company, or (c) otherwise is owed any money by or owes any money to the Company (other than, in each case (i) any compensation received by any such Person for services performed in such Person’s capacity as an officer, director, manager or employee of the Company, and other amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business, and (ii) pursuant to the express provisions of this Agreement or any other Transaction Document).

5.26                        Powers of Attorney. Except for powers of attorney listed on Section 5.26 of the Disclosure Schedule, the Company has not granted any power of attorney to any Person for any purpose whatsoever that remains in force.

5.27                        Bank Accounts. Section 5.27 of the Disclosure Schedule lists all of the bank accounts of, in the name of, or used by the Company.

5.28                        OFAC and Export Control. Neither the Company nor any of its officers, directors or managers is:  (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations. Since

January 1, 2016, the Company has complied, and is in compliance, in all material respects with all applicable national and international Laws with regard to the exportation of goods, technology or software, and has held, and currently holds, all necessary material licenses applicable to the Company with respect to the foregoing. Specifically, but without limitation of the foregoing, since January 1, 2016, the Company has not exported or re-exported any goods, technology or software in any manner that violates in any material respect any applicable national or international export control Law, including but not limited to, the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000, and any OFAC Sanctions Program.

5.29                        Absence of Certain Business Practices. Since January 1, 2016, neither the Company nor any of its officers nor, to Seller’s Knowledge, any employees of the Company or Agents of the Company acting on its behalf, directly or indirectly:  (i) has used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity in violation of applicable Law in any material respect; (ii) has used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Authority in violation of applicable Law in any material respect; (iii) has violated or is violating in any material respect any provision of, or any rule or regulation issued under, (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the US Travel Act, 18 U.S.C. § 1952, (C) any Law enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other applicable Law that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties in violation of applicable Law in any material respect; or (v) has made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Authority to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business in violation of applicable Law in any material respect.

5.30                        Privacy and Data Security.

(a)                                 The Company, and, to the Seller’s Knowledge, all vendors, processors, or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company, comply and at all times in the past have complied, in all material respects with all of the following: (A) Privacy Laws; (B) applicable rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard; (C) the Company Privacy and Data Security Policies; (D) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Scheduled Contract to which the Company is a party or otherwise bound as of the date hereof.

(b)                                 The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (A) Conflict with or result in a violation or breach of any Privacy Laws or Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Company); or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c)                                  The Company has posted to its website a Company Privacy and Data Security Policy. To the Seller’s Knowledge, no disclosure or representation made or contained in any Company Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive, or in material violation of any Privacy Laws (including by containing any material omission), and the practices of the Company with respect to the Processing of Personal Information conform, and at all times in the past three (3) years have conformed, to the Company Privacy and Data Security Policies that govern the use of such Personal Information. The Company has delivered or made available to Buyer true, complete, and correct copies of all Company Privacy and Data Security Policies that are currently or in the past three (3) years were in effect.

(d)                                 In the past three (3) years, (A) to the Seller’s Knowledge, no Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or Processing (a “Security Incident”), and (B) the Company has not notified and, to the Seller’s Knowledge, there have been no facts or circumstances that would require the Company to notify, any Government Authority or other Person of any Security Incident.

(e)                                  Except as set forth in Section 5.30 of the Disclosure Schedule, in the past three (3) years, the Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Government Authority or other Person, and to the Company’s Knowledge there has not been any investigation, enforcement action (including any fines or other sanctions), or other Action relating to, any actual, alleged, or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company.

(f)                                   The Company has at all times implemented and maintained, and required all vendors, processors, or other third parties that Process any Personal Information for or on behalf of the Company to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs, including a written information security program, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information; and (C) provide notification in compliance in all material respects with applicable Privacy Laws in the case of any Security Incident.

(g)                                  In the past three (3) years, the Company has regularly performed a security risk assessment and obtained or performed an independent vulnerability assessment by a recognized third-party firm or software application. The Company has used reasonable efforts to address and remediate all material threats and deficiencies identified in each such assessment.

5.31                        Major Customers and Suppliers.

(a)                                 Section 5.31(a) of the Disclosure Schedule lists the top twenty-five (25) customers of the Company (by volume in U.S. dollars of revenues recognized from such customers) for the twelve-month (12-month) period ended June 30, 2019 and who are customers on June 30, 2019 (the “Major Customers”). Except as set forth in Section 5.31(a) of the Disclosure Schedule, since January 1, 2019, the Company has not received any written notice from a Major Customer to the effect that the Major Customer will stop or materially reduce its purchases from the Company.

(b)                                 Section 5.31(b) of the Disclosure Schedule lists the top ten (10) suppliers of the Company (by volume in U.S. dollars of payments made to such suppliers) for the twelve-month (12-month) period ended June 30, 2019 (the “Major Suppliers”). Since January 1, 2019, the Company has not received any written notice from a Major Supplier to the effect that the Major Supplier will stop or materially reduce the aggregate volume of its supply of materials, products, or services to the Company, which cessation or reduction would reasonably be expected to have a Material Adverse Effect.

5.32                        Seller Transaction Expenses.  Except as set forth on Section 5.32 of the Disclosure Schedule, no Seller Party is required to make, directly or indirectly, any payments to any Person in connection with this Agreement or the Transactions.

5.33                        Books and Records. The Company and Seller have delivered or made available to Buyer the minute books of the Company, which books contain true, accurate and complete records in all material respects of every meeting, resolution and limited liability company action taken by the members, or members and managers, as applicable, and any committee thereof.  The unit certificate book, register of directors and officers or members and managers, securities register and register of transfer of the Company and are true, accurate and complete in all material respects.  The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or Seller except for storage of such records, systems, controls, data or information on recognized third-party cloud-based storage systems or providers in the Ordinary Course of Business.

5.34                        Full Disclosure. The representations and warranties in this Article 5 (together with disclosures set forth in the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Article 5 (or contained in the Disclosure Schedule) not misleading in light of the circumstances in which it was made.

ARTICLE 6
SELLER PARTIES’ SEPARATE REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into this Agreement and to consummate the Transactions, each Seller Party represents and warrants to Buyer, severally as to itself or himself only, and not jointly with or as to any other Seller Party, that the statements about such Seller Party in this Article 6 are correct as of the Execution Date, and will be correct as of the Closing Date

6.1                               Authority; Authorization; Enforceability.

(a)                                 Each Seller Party has the requisite limited liability company or individual (as applicable) power and authority to execute, deliver, and perform its or his obligations under each Transaction Document to which it or he is a party, and to consummate the Transactions. Such Seller Party’s execution, delivery, and performance of each Transaction Document to which it or he is a party and each Seller Party’s consummation of the Transactions have been duly authorized by all necessary limited liability company or other action on such Seller Party’s part. Each Seller Transaction Document to which a Seller Party is a party is, or upon execution and delivery by all counterparties will be, a valid and binding obligation of such Seller Party, enforceable against such Seller Party according to its terms, except as enforceability is limited by the General Enforceability Exceptions.

(b)                                 Stadter’s Affiliates include The John and Maureen Stadter Family Trust U/T/A/ DTD December 20, 2017 (the “Trust”). Neither the Trust nor any beneficiary or trustee of the Trust has any basis for challenging any of the Transactions or Transaction Documents, and Stadter has the power and authority to cause the Trust, and shall cause the Trust, to comply with all covenants and agreements in this Agreement applicable to Affiliates.

6.2                               Ownership of Membership Interest.  The Trust and Achak each hold of record, own beneficially, and have good and valid title to the percentage membership interest in Seller set forth next to his or its name on Section 5.3(a) of the Disclosure Schedule, free and clear of all Encumbrances and restrictions on transfer (other than pursuant to any restrictions under the Securities Act and applicable state securities Laws).

6.3                               No Conflict. Except for (a) notices, consents, and approvals required under agreements or commitments evidencing, or entered into by the Seller or the Company in connection with, Indebtedness to be paid and discharged at Closing according to Section 3.2(c); and (b) notices, consents, and approvals described in Sections 7.3(a) and 7.3(b): each Seller Party’s execution, delivery, and performance of its obligations under each Transaction Document to which he or it is a party, and each Seller Party’s consummation of the Transactions, will not Conflict with: (x) any Seller Party’s or his or its Affiliates’ Organizational Documents or any resolutions or agreements adopted by the direct or indirect owners, members, managers, or governing body of any Seller Party or its or his Affiliates; (y) subject to compliance with the HSR Act, any Law or Order applicable to such Seller Party or its or his, or his Affiliates’, membership interest in Seller; or (z) any material instrument or agreement to which such Seller Party is a party or by which such Seller Party, or its or his membership interest in Seller, may be bound or affected.

6.4                               Government Approvals. No filing with, and no permit, authorization, consent, or approval of, any Government Authority is necessary for any Seller Party to consummate the Transactions, except for: (a) any consent, approval, order, authorization, registration, declaration, or filing that is required under applicable federal and state securities Laws; (b) compliance with any applicable requirements of the HSR Act; and (c) the authorizations, consents, and approvals set forth in Schedule 7.3(b).

6.5                               Litigation. There are no Actions against (or to any Seller Party’s knowledge, threatened), or outstanding Orders of any Government Authority against, any Seller Party or Affiliate, or against any Seller Party’s or Affiliates’ membership interest in Seller, that could prohibit or enjoin the consummation of the Transactions.

6.6                               No Brokers.  Except for Deloitte Corporate Finance LLC, whose fees are Seller Transaction Expenses, no Seller Party or any of his or its Affiliates has retained, utilized, or been represented by any broker or finder in connection with the Transactions.

ARTICLE 7
CERTAIN PRE-CLOSING COVENANTS

7.1                               Access to Information.

(a)                                 Subject to the limitations on the exchange of competitively sensitive information according to applicable Laws and to Seller’s and the Company’s right to withhold documents and other information that is subject to an attorney-client privilege, from the Execution Date until the earlier of Closing or the termination of this Agreement according to its terms, Seller and the Company will give to Buyer and its Agents reasonable access during normal business hours to the Company’s books and records, Tax Returns, Contracts, commitments, officers, facilities, personnel, and accountants, and will furnish and make available to Buyer and its Agents copies of all documents and additional financial and operating data and other information pertaining to the affairs of the Company that Buyer and its Agents reasonably request in writing; provided, that (i) the activities of Buyer and its Agents will be conducted in compliance with the Company’s rules and procedures for safety and security so as not to unreasonably interfere with the operation of the business of the Company, and (ii) nothing in this Section 7.1 entitles Buyer or its Agents to access or review the Professionals’ Files.

(b)                                 Notwithstanding the foregoing, before the Closing Date neither Buyer nor any of its Agents will contact any suppliers to, or employees or customers of, the Company in connection with or pertaining to any subject matter of this Agreement or the Transactions, unless: (i) Buyer first gives the Company at least five (5) Business Days’ prior written notice of the specific supplier, employee, or customer that Buyer wishes to contact, the specific purpose of the contact, and the date on which and manner in which it proposes to contact such Person; (ii) the Company either approves the contact, in its reasonable discretion, or does not respond to Buyer within five (5) Business Days after it receives Buyer’s written notice; and (iii) Buyer coordinates the contact with Seller and, upon Seller’s election, Seller supervises the contact.

7.2                               Pre-Closing Activities. Except as otherwise permitted, required, or contemplated by this Agreement, or as set forth on Schedule 7.2, until the earlier of Closing or the termination of this Agreement according to its terms, the Seller Parties will not cause or permit Seller or the Company to do any of the following without Buyer’s prior written consent:

(a)                                 issue or grant any equity securities, or any subscriptions, warrants, options, or other agreements or rights of any kind to purchase or otherwise receive or be issued any equity securities, or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company;

(b)                                 engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business;

(c)                                  knowingly take any action that would reasonably be expected to cause the Company to violate any Law;

(d)                                 effect any recapitalization, reclassification, or other change in the capitalization of the Company;

(e)                                  amend the Company’s Organizational Documents;

(f)                                   (i) grant any increase in the aggregate compensation of officers of the Company or make any general uniform increase in the compensation of employees of the Company outside the Ordinary Course of Business; (ii) grant any bonus, benefit, or other direct or indirect compensation to any employee or consultant of the Company, except as required by Scheduled Contracts existing on the Execution Date; or (iii) terminate, modify or enter into or adopt any new Benefit Plan, including in each case, grant to any employee any bonus in connection with Company’s health care plan;

(g)                                  subject any of the tangible or intangible assets of the Company to any Lien other than Permitted Liens, except in the Ordinary Course of Business;

(h)                                 sell, assign, transfer, convey, lease, or otherwise dispose of any Owned IP or other material asset of the Company, except in the Ordinary Course of Business;

(i)                                     acquire any material assets, except: (i) in the Ordinary Course of Business; (ii) according to a Contract that is disclosed in Section 5.24(a)(viii) of the Disclosure Schedule;

(j)                                    except for transfers of cash according to normal cash management practices in the Ordinary Course of Business or in compliance with the Company’s loan agreements, make any investments in or loans to, pay any fees or expenses to, or enter into or modify any Contract with either Seller or any Affiliate of either Seller;

(k)                                 enter into any Contract or commitment that restrains, restricts, limits, or impedes the ability of the Company to compete with any Person or conduct any business or line of business in any geographic area;

(l)                                     make any changes in any method of accounting or material accounting practice;

(m)                             create or dissolve any subsidiaries;

(n)                                 make any distributions to Ortana other than in the Ordinary Course of Business; or

(o)                                 agree or commit to do any of the foregoing.

7.3                               Efforts to Consummate. Each Party will use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within its control, and to do or cause to be done all lawful and reasonable things within its control necessary to (i) fulfill the conditions precedent to the obligations of Seller and Buyer, respectively, (ii) consummate and make effective as promptly as practicable the Transactions, and (iii) cooperate with each other in connection with the foregoing. The following covenants will not limit the generality of the preceding sentence.

(a)                                 Seller will, or will cause the Company to, use its commercially reasonable efforts (without a requirement to pay money to a third party) to obtain those third-party consents and other approvals with respect to the Transactions set forth on Schedule 7.3(a) (the “Required Consents”). Buyer will coordinate and cooperate with Seller and the Company in exchanging all information and assistance Seller reasonably requests in connection with obtaining the Required Consents. Each Party will supply as promptly as practicable any additional information and documentary material that is requested by any applicable third party with respect to a Required Consent.

(b)                                 Seller will, or will cause the Company to, give the notices to, make the filings with, and use commercially reasonable efforts to obtain the authorizations, consents, and approvals of Government Authorities set forth on Schedule 7.3(b).

7.4                               Updating Schedules. From time to time prior to the Closing, Seller shall, or shall cause the Company to, promptly supplement or amend the Disclosure Schedule (each, a “Supplemental Disclosure”) with respect to any fact, event, circumstance, or matter first existing or occurring after the Execution Date that, if such fact, event, circumstance, or matter had existed as of or occurred on or before the Execution Date, would have been required to be set forth or described in such sections of the Disclosure Schedule. Notwithstanding any provision in this Agreement to the contrary, if Closing occurs, Buyer will be deemed to have accepted the disclosures set forth in the Disclosure Schedule, along with each Supplemental Disclosure, and the updates in all Supplemental Disclosure will be deemed to have cured any misrepresentation or breach of representation or warranty that may otherwise have existed under this Agreement by reason of such variance or inaccuracy, and Buyer will not have any claim (whether for indemnification or otherwise) against any Seller Party or the Company for any such variance or inaccuracy.

7.5                               Notice of Certain Events. Each Party will give prompt written notice to the other Parties of the occurrence or non-occurrence of any event: (a) causing any representation or warranty of a Party in this Agreement to be untrue or inaccurate in any material adverse respect before Closing; or (b) that could reasonably be expected to prevent the satisfaction of any condition set forth in Article 8.

7.6                               Cybersecurity Insurance.  Prior to the Closing, Seller will have caused the Company to obtain, maintain and fully pay for an irrevocable “tail” insurance policy covering claims related to any Security Incident occurring prior to the Closing for a period of at least three (3) years from the Closing Date, from an insurance carrier and otherwise having coverage, terms and a premium that were mutually acceptable to Buyer and Seller (such policy, the “Cybersecurity Tail Policy”). The cost of the premium for the Cybersecurity Tail Policy shall be borne by Seller and shall be a Seller Transaction Expense. Buyer will not, and will cause the Company not to, cancel or change the Cybersecurity Tail Policy in any way that would be materially adverse to any beneficiary thereunder.

7.7                               Errors and Omissions Insurance.  Prior to the Closing, Seller will have caused the Company to obtain, maintain and fully pay for an irrevocable “tail” insurance policy covering errors and omissions occurring prior to the Closing, for a period of at least three (3) years from the Closing Date, from an insurance carrier and otherwise having coverage, terms and a premium that were mutually acceptable to Buyer and Seller (such policy, the “E&O Tail Policy”). The cost of the premium for the E&O Tail Policy shall be borne by Seller and shall be a Seller Transaction Expense. Buyer will not, and will cause the Company not to, cancel or change the E&O Tail Policy in any way that would be materially adverse to any beneficiary thereunder.

7.8                               Director and Officer Insurance.  Prior to the Closing, Seller will have caused the Company to obtain, maintain and fully pay for an irrevocable “tail” insurance policy, naming the current and former officers, directors or managers of the Company as direct beneficiaries and covering acts or omissions occurring prior to the Closing, for a period of at least six (6) years from the Closing Date, from an insurance carrier and otherwise having coverage, terms and a premium that were mutually acceptable to Buyer and Seller (such policy, the “D&O Tail Policy”). The cost of the premium for the D&O Tail Policy shall be borne by Seller and shall be a Seller Transaction Expense. Buyer will not, and will cause the Company not to, cancel or change the D&O Tail Policy in any way that would be materially adverse to any beneficiary thereunder.

7.9                               HSR Act Filing.

(a)                                 Each Party has caused its ultimate parent(s), or an Affiliate thereof as permitted by applicable Law, to promptly give all notices to and make all filings with Government Authorities required under the HSR Act and similar state or foreign Laws, including the Notification and Report Forms and related material each Party is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (collectively, “Required HSR Filings”). Each Party will use its commercially reasonable efforts to obtain all authorizations, consents, and approvals required under the HSR Act and similar state or foreign Laws.

(b)                                 The Parties have caused the Required HSR Filings to be made prior the Execution Date.  Buyer paid all filing fees with regard to the Required HSR Filings, one-half of which will be credited to Buyer as a Closing Expense upon the occurrence of the Closing. Seller will coordinate and cooperate with Buyer in exchanging all information and assistance that Buyer reasonably requests in connection with all of the foregoing. Each Party will supply as promptly as practicable any additional information and documentary material that is requested by any applicable Government Authority under the HSR Act, and use commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act.

(c)                                  Without limiting Section 7.9(a), if any objections are asserted by any Government Authority or any third party with respect to the Transactions under any Law, then each Party will use its commercially reasonable efforts to resolve all objections to permit the consummation of the Transactions. Notwithstanding the foregoing, nothing in this Section 7.9 or otherwise in this Agreement shall require Buyer or any of Buyer’s Affiliates to negotiate, effect, or agree to, the sale, divestiture, license or other disposition of any assets or business of Buyer or any Buyer Affiliate, or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses or assets of Buyer or any Buyer Affiliate.

7.10                        R&W Insurance Policy. As of the Execution Date, Buyer has obtained and conditionally bound the R&W Insurance Policy, which includes the insurer’s express waiver of subrogation against Seller (other than in the case of Fraud). Buyer will not amend, modify, or terminate the R&W Insurance Policy without Seller’s advance written consent, which will not be unreasonably withheld, conditioned, or delayed. At the Closing, Seller will pay, or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of the policy, all of which are Seller Transaction Expenses.

ARTICLE 8
CONDITIONS TO CLOSING

8.1                               Conditions to Buyer’s Obligation to Close. Buyer’s obligation to consummate the Transactions is subject to the satisfaction or waiver by Buyer of each of the following conditions at or before Closing:

(a)                                 Seller Parties’ representations and warranties in Article 5 and Article 6 that are qualified by a reference to “material,” “Material Adverse Effect,” or other materiality qualifications must be true and correct in all respects on the Closing Date with the same force and effect as though made on the Closing Date, except to the extent that the representation or warranty is expressly limited to a specific date, in which case the representation and warranty need only be correct as of the specified date. Seller Parties’ other representations and warranties in Article 5 and Article 6 must be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent that the representation or warranty is expressly limited to a specific date, in which case the representation and warranty need only be correct in all material respects as of the specified date.

(b)                                 Seller Parties must have performed and complied in all material respects with all of the other agreements, covenants, and obligations required under this Agreement to be performed or complied with by Seller Parties at or before Closing.

(c)                                  Seller Parties must have executed the Third Amended and Restated Operating Agreement of the Company in the form attached as Exhibit A (the “Amended and Restated Operating Agreement”).

(d)                                 Seller must have delivered a certificate executed by the Secretary or another officer or manager of Seller certifying as true, correct and complete: (A) copies of the Organizational Documents (as amended through the Closing) of Seller and the Company certified (with respect to their Articles of Organization and any amendments thereto only) by the Oregon Secretary of State as the true, correct and complete copies thereof; and (B) a copy of requisite member and manager approval of Seller, evidencing the approval of this Agreement, the other Transaction Documents to which Seller or the Company are a party, and the Transactions contemplated by this Agreement.

(e)                                  (i) the Company and Stadter must have entered into a consulting agreement in the form attached as Exhibit B-1 (the “Stadter Consulting Agreement”), and (ii) the Company and Achak must have entered into an employment agreement in the form attached as B-2 (the “Achak Employment Agreement”).

(f)                                   Seller must have caused the Company to terminate (i) the Employment Agreement, dated September 22, 2017, as amended as of January 1, 2018, between the Company and Achak (the “Termination Agreement of Achak  Employment Agreement”), which termination is in the form attached as Exhibit C-1; and (ii) the Employment Agreement, dated September 22, 2017, as amended as of January 1, 2018, between the Company and Stadter (the “Termination Agreement of Stadter Employment Agreement”), which termination is in the form attached as Exhibit C-2.

(g)                                  The Company and each of Katheryn Carnahan and John Charley must have entered into Amendments to Supplemental Compensation Plan Agreements in the form attached as Exhibit E-1 and E-2 respectively.

(h)                                 Each Seller Party must have delivered to Buyer a certificate, duly executed by such Seller Party, certifying that the conditions specified in Section 8.1(a) and Section 8.1(b) with respect to such Seller Party have been fulfilled.

(i)                                     Seller must have delivered to Buyer copies of, in each case dated not earlier than three (3) Business Days before the Closing Date, a certificate of existence for the Company and Seller from the Secretary of State of the State of Oregon.

(j)                                    All applicable waiting periods (including any applicable extensions) under the HSR Act must have expired or otherwise been terminated.

(k)                                 There must be no Action challenging the Transactions or Order in effect restraining, enjoining, prohibiting, invalidating, or otherwise preventing the consummation of the Transactions.

(l)                                     The relevant parties to each of the Transaction Documents (other than Buyer or any of its Affiliates) must have signed and delivered those Transaction Documents.

(m)                             Buyer shall have received resignations of the directors and officers of the Company.

(n)                                 Seller must have delivered to Buyer a Payoff and Termination Letter from each of Monroe Capital Corporation SBIC, LP and Monroe Capital Partners Fund II, LP in the form agreed upon by the Parties and such lenders.

(o)                                 Seller must have delivered to Buyer proof acceptable to Buyer that the FCR, LLC Nonqualified Deferred Compensation Plan dated as of December 31, 2016 has been terminated in accordance with Treas. Reg. §1.409A-3(j)(4)(ix) such that no amounts so distributed are subject to any tax or interest imposed under Treas. Reg. §1.409A.

(p)                                 Seller must have delivered to Buyer, as required thereunder, executed written consents or copies of written notices to the applicable counterparties (as noted below) related to the following agreements:

(i)                                                 Master Services Agreement, dated July 1, 2015, between [* * *] and the Company (consent).

(ii)                                              Master Services Agreement, dated September 30, 2013, between [* * *] and the Company, as amended by First Amendment, dated November 1, 2016 (notice).

(iii)                                           Lease Agreement, dated August 1, 2013, between[* * *] and the Company, as amended by Lease Addendum, dated August 9, 2018, for property located at 24955 Highway 126, Veneta, Oregon 97487 (consent).

(iv)                                          Lease Agreement, dated August 1, 2013, between [* * *] and the Company, as amended by Lease Addendum, dated August 9, 2018, for property located at 24989 Highway 126, Veneta, Oregon 97487 (consent).

(v)                                             Lease Agreement, dated July 6, 2015, between [* * *] and the Company, as amended by First Amendment, dated September 12, 2018 (consent).

(vi)                                          Lease, dated January 7, 2019, among: [* * *], [* * *], [* * *]; [* * *] and [* * *]; and FCR, LLC (consent).

(vii)                                       Net Real Estate Lease Agreement, dated March 20, 2014, between [* * *] and the Company (consent).

(viii)                                    Office Lease, dated July 1, 2016, between [* * *] and First Call Resolution, LLC, as amended by First Amendment, dated October 2, 2018, between [* * *], as successor in interest to [* * *], and the Company (notice).

(ix)                                          Commercial Lease, dated December 9, 2014, between [* * *] and the Company (notice).

(q)                                 Seller must have delivered to Buyer a certificate in the form set forth in U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(r)                                    Seller must have delivered to Buyer reasonable evidence that the D&O Tail Policy, the E&O Tail Policy and the Cybersecurity Tail Policy have been obtained and will be in full force and effect immediately following the Closing.

(s)                                   Seller and the Company (as applicable) must have delivered to Buyer executed versions of mutually approved forms of all documents, certificates, instruments and agreements necessary to effect the conversion of the Company into a Colorado limited liability company.

(t)                                    All approvals, consents and waivers that are listed on Schedules 7.3(a) and 7.3(b) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(u)                                 Seller must have delivered to Buyer Seller’s calculation of the Projected Purchase Price at least three (3) Business Days before Closing, as contemplated in Section 2.5(a).

(v)                                  Seller must have delivered to Buyer the closing deliverables identified in Section 3.3.

(w)                               Seller Parties shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(x)                                 All Indebtedness of the Company must have been repaid in full prior to, or will be repaid in full on, the Closing Date, and any Encumbrances or other encumbrances related to any Indebtedness or otherwise on any assets (other than Permitted Encumbrances, if any) or on any membership interests of the Company must have been released.

(y)                                 Seller must have caused all Encumbrances on the Purchased Interest (other than restrictions on transfer under applicable securities laws and Encumbrances created by or through Buyer or its Affiliates, if any) to be released.

(z)                                  From the Execution Date, there shall not have occurred any Material Adverse Effect.

8.2                               Conditions to Seller’s Obligation to Close. Each Seller Party’s obligation to consummate the Transactions is subject to the satisfaction or waiver by Seller of each of the following conditions at or before Closing:

(a)                                 Buyer’s representations and warranties in Article 4 that are qualified by a reference to “material,” “Material Adverse Effect,” or other materiality qualifications must be correct in all respects on the Closing Date with the same force and effect as though made on the Closing Date, except to the extent that the representation or warranty is expressly limited to a specific date, in which case the representation and warranty need only be correct as of the specified date. All of Buyer’s other representations and warranties in Article 4 must be correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent that the representation or warranty is expressly limited to a specific date, in which case the representation and warranty need only be correct in all material respects as of the specified date.

(b)                                 Buyer must have performed and complied in all material respects with all of the agreements, covenants, and obligations required under this Agreement to be performed or complied with by Buyer at or before Closing, including the payments and obligations identified in Article 3.

(c)                                  Buyer must have delivered to Seller a certificate, executed by a duly authorized officer of Buyer in his or her capacity as such, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(d)                                 All applicable waiting periods (including any applicable extensions) under the HSR Act must have expired or otherwise been terminated.

(e)                                  There must be no Order in effect restraining, enjoining, prohibiting, invalidating, or otherwise preventing the consummation of the Transactions.

(f)                                   The relevant parties to each of the Transaction Documents (other than Seller) have signed and delivered those Transaction Documents.

(g)                                  The “binder” for the R&W Insurance Policy must remain in full force and effect as of the Closing Date and must not have been amended, modified, or terminated except in compliance with Section 7.10.

8.3                               Waiver of Closing Conditions. If Closing occurs, all conditions to Closing in this Agreement will be construed as having been satisfied or waived.

ARTICLE 9
ADDITIONAL AGREEMENTS

9.1                               Further Assurances. Each Party will, without further consideration, execute and deliver any other instruments or documents, and take all further action necessary or appropriate to give effect to the provisions of this Agreement.

9.2                               Publicity. Subject to applicable Law and NASDAQ requirements, no Party will cause or permit any press release, announcement, or other disclosure concerning this Agreement or the Transactions without the advance written approval by the other Parties, and each Party will furnish to the others drafts of all proposed press releases or announcements relating to the Transactions before their release. This Section 9.2 will not prevent any Party from: (a) furnishing any required information to any Government Authority having jurisdiction, including making any disclosures required under the Exchange Act, the HSR Act, the Securities Act of 1933, or the rules of the NASDAQ; or (b) subject to the NDA, furnishing any information concerning the Transactions to its Agents.

9.3                               Business Records; Professionals’ Files.

(a)                                 Business Records. Seller will ensure that Company possesses all business records of the Company at Closing (other than the Professionals’ Files), and after Closing the Company will (i) make available any business records of the Company that may be reasonably requested by Buyer or Seller Parties relating to the Company’s business before the Closing Date, and (ii) not destroy any such records during the six (6) years after Closing (or any longer period required by Law) without first notifying Buyer and Seller Parties and affording them a reasonable opportunity to remove or copy such records.

(b)                                 Professionals’ Files. Notwithstanding Section 9.3(a), the Professionals’ Files will belong solely to Seller, and neither Buyer nor, after Closing, the Company will have any right to review, access, or obtain copies of the Professionals’ Files. Effective automatically upon consummation of the Transactions, the Company hereby waives all rights each may have with respect to any Professionals’ Files. Buyer will not access or use the Professionals’ Files for any purpose whatsoever and upon request will execute such instruments and take such actions as may be requested to transfer the Professionals’ Files to Seller.

9.4                               Tax Covenants.

(a)                                 Any property Taxes for which the Company is the obligated party for the current year will be prorated as of the Closing Date and, for purposes of computing Net Working Capital, will be included as a current liability or, to the extent prepaid as of the Closing Date, as a current asset.

(b)                                 Until the Closing, Seller will not cause or allow the Company to cease to be treated as a “disregarded entity” for income Tax purposes.

(c)                                  The Parties intend that the Seller Transaction Expenses and any other costs or expenses paid by the Company on or before the Effective Date in connection with the consummation of the Transaction or otherwise (including, without limitation, any compensatory bonuses or change of control payments, fees, costs, payoff of Indebtedness, and other Seller Transaction Expenses) (the “Closing Expenses”) are for the sole benefit and burden of Seller.  To the maximum extent permissible, Tax items of income, gain, deduction, and loss attributable to Closing Expenses will be allocated to Tax Periods ending on or before the Closing Date and, as between Buyer, on the one hand, and Seller, on the other hand, recognized solely by Seller.  If any such Tax items of deduction, loss, or expense attributable to the Closing Expenses are, or must be, allocated to income Tax periods commencing or occurring after the Closing Date, Buyer will pay Seller an amount (or an additional amount) so that, on an after-Tax basis, Seller is put in the same economic position as Seller would have been in had such items been allocated to periods ending on or before the Closing Date. If any Tax items of income or gain attributable to Closing Expenses are, or must be, allocated to income Tax periods occurring after the Closing Date, Seller will pay Buyer an amount (or an additional amount) so that, on an after-Tax basis, Buyer is placed in the same economic position as Buyer would have been in had such items been allocated to periods ending on or before the Closing Date.

(d)                                 From and after the Closing Date, Tax Returns of the Company will be prepared and filed in accordance with the Amended and Restated Operating Agreement.  Notwithstanding any provision of the Amended and Restated Operating Agreement, prior to filing any Tax Return (e.g., IRS Form 1065 (or amendment thereto), or Schedule K-1) for any Tax period ending on or before the Closing Date, or that includes but does not end on the Closing Date, that would reasonably be expected to impact Seller (including, without limitation, giving rise to any Tax liability of Seller), Buyer will provide Seller with a draft of such Tax Return; Seller will have twenty (20) days from the date of its receipt of such draft Tax Return to review and approve such Tax Return; and Buyer will incorporate into such Tax Return any reasonable changes requested by Seller by written notice delivered to Buyer within fifteen (15) days from the date of its receipt of such draft Tax Return.  If Buyer disagrees with any of the timely requested changes of the Seller, the Parties will promptly confer and use reasonable efforts to resolve such disagreement.  To the extent any such disagreement is not resolved within thirty (30) days after the date of delivery to Buyer of a Seller’s objection notice (each such objection notice a “Seller Tax Objection Notice”), the Parties will refer such disagreement to the Independent Accountant for resolution. The Independent Accountant’s determination will be binding on the Parties, absent manifest error, and its fees will be paid 50% by the Buyer and 50% by the Seller who filed the Seller Tax Objection Notice. If the Independent Accountant does not resolve the disagreement at least seven (7) days before the relevant Tax Return is due (including with extensions), Seller or the Company (as applicable) will file such Tax Return in accordance with Buyer’s position.  If the Independent Accountant subsequently determines that the position of the Seller was correct, Seller or the Company (as applicable) will file an amended Tax Return reflecting the Independent Accountant’s determination.  Either before or after the resolution of any such disagreement, no Party will take no Tax position inconsistent with the foregoing on any Tax Return, in any proceeding before any Tax Authority, or otherwise, unless the Party is required to take such inconsistent Tax position under applicable Law.

(e)                                  At Seller’s option, Seller will have the right to control any Tax audit or investigation relating to any Tax Period of the Company ending on or before the Closing Date, and the Company (as applicable) will execute such documents as are necessary and appropriate to delegate such authority to Seller’s representative.  Seller will not enter into any agreement with any Tax Authority with respect to such Tax Periods without Buyer’s consent, which consent will not be unreasonably withheld, conditioned, or delayed.  Buyer will control any audit, and Seller will, at its expense, have the right to participate in any audit or investigation relating to any Tax Period that includes but does not end on the Closing Date, and the Company will not enter into any agreement with any Tax Authority with respect to such Tax Periods, or file any suit with respect to such Tax Periods, to the extent such settlement or suit reasonably could be expected to increase Seller’s liability for Taxes, without the prior written consent of Seller, which consent will not unreasonably be withheld or delayed.

(f)                                   Any Tax refund or reduction in liability for Taxes in lieu of a cash refund with respect to the Company for a Tax Period ending on or before the Closing Date received by the Company will be paid to Seller within seven (7) days of receipt or the effectiveness of such reduction, without interest other than interest received from the applicable Tax Authority and net of any Taxes and any reasonable out-of-pocket expenses that Buyer or the Company incurred with respect to such Tax refund.  Nothing in this Section 9.4(f) requires Buyer or the Company to make any payment with respect to any Tax refund (and such refunds shall be for the benefit of the applicable entity) that is with respect to (and to the extent of): (i) any net operating loss carry back, Tax credit, or other Tax attribute, in each instance which net operating loss, credit, or attribute arose after the Closing Date and was carried back to a period that ends on or includes the Closing Date; or (ii) the portion of any refund or reduction that was included in the calculation of the Company Indebtedness or Net Working Capital as of the Closing Date.

(g)                                  Amendments.  Buyer will not amend, and will not permit the Company to amend, any Tax Return or election made in connection with any Tax Return for any  Tax Period ending on or before the Closing Date or that includes the Closing Date without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed, if the amendment would have the effect of increasing the amount of any Tax liability of Seller or reducing the amount of any refunds to which Sellers would otherwise be entitled under Section 9.4(f).

(h)                                 Tax Cooperation. Buyer and Seller will reasonably cooperate with each other in preparing Tax Returns related to the Company and will preserve all information, returns, books, records, and documents relating to any liabilities for Taxes relating to any Tax Period ending on or before, or that includes, the Closing Date, until the later of the expiration of all applicable statutes of limitation (including applicable extensions) or a final determination with respect to Taxes for such period, and will not destroy or otherwise dispose of any record relating to any such Tax Period without first providing one another a reasonable opportunity to review and copy such record.

(i)                                     Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, will be liable for and pay one-half of all sales, use, stamp, documentary, filing, recording, transfer, or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax, or additional amount imposed) levied by any Tax Authority in connection with Transactions.

9.5                               Obligations to Continuing Employees.  From the Closing and continuing thereafter through the earlier of (i) the date on which Seller no longer owns the Retained Interest, (ii) December 31, 2023, or (iii) as otherwise agreed to by Buyer and Seller, the Company shall continue to sponsor and maintain all Benefit Plans that were sponsored and maintained by Seller or the Company immediately prior to the Closing and are included on Section 5.21 of the Disclosure Schedule (collectively, the “December 31 Benefit Plans”), with the exception of any obligation to make contributions to individual retirement accounts, as defined under Code Section 408(a), whether or not in connection with a simplified employee pension plan, as defined under Code Section 408(k), or a simple retirement account plan, as defined under Code Section 408(p).

9.6                               Investigation; Forward-Looking Statements. Buyer acknowledges that it and its Agents have undertaken an independent investigation and verification of the business, assets, operations, financial condition, and prospects of the Company. In connection with that investigation, Buyer and its Agents have received from or on behalf of Seller and the Company certain estimates, forecasts, plans, and financial projections (“Forward-Looking Statements”). Buyer acknowledges that: (a) there are uncertainties inherent in making Forward-Looking Statements; and (b) it is familiar with those uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements furnished to it and its Agents (including the reasonableness of the assumptions underlying the Forward-Looking Statements). None of Seller, the Company, or any other Person will be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer, or its use of, any Forward-Looking Statements, and Buyer hereby expressly disclaims reliance on the Forward-Looking Statements.

9.7                               Limitation of Representations and Warranties. Except for the representations and warranties in Article 5 and Article 6, as qualified by the Disclosure Schedule and other schedules to this Agreement, the Seller Parties are not making and have not made, and no other Person has made, any representations or warranties, written or oral, statutory, express or implied, concerning the Purchased Interest, Seller, the Company, or the financial condition, results of operations, business prospects, business, assets, or Liabilities of the Company. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE SELLER PARTIES NOR THE COMPANY HAVE MADE, AND THE SELLER PARTIES AND THE COMPANY HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE) RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS, CLAIMS, AND CAUSES OF ACTION AGAINST THE SELLER PARTIES, THE COMPANY, AND THEIR AGENTS IN CONNECTION WITH, THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER AND ITS AGENTS BY OR ON BEHALF OF THE SELLER PARTIES OR THE COMPANY. WITHOUT LIMITING THE FOREGOING, NONE OF THE SELLER PARTIES NOR THE COMPANY

HAVE MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO THE INFORMATION SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED APRIL 2019 DELIVERED TO BUYER OR ITS AGENTS. BUYER ACKNOWLEDGES THAT: (A) IT HAS NOT RELIED ON ANY SELLER PARTY, THE COMPANY, THE CONFIDENTIAL INFORMATION MEMORANDUM, OR ANY OTHER SOURCE OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OR ARTICLE 6 OF THIS AGREEMENT IN CONNECTION WITH BUYER’S EVALUATION OF THE COMPANY; AND (B) NO PERSON HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 AND ARTICLE 6 AND OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT, NOTHING HEREIN SHALL LIMIT ANY CLAIM BASED UPON FRAUD.

9.8                               Exclusive Dealings.  From the Execution Date through Closing or the earlier termination of this Agreement, (a) Seller Parties will not, without the prior written consent of Buyer, directly or indirectly (i) request or encourage the submission of inquiries, proposals, or offers from any third party relating to a sale of Seller or the Company as contemplated by this Agreement, or (ii) participate in any discussions or negotiations, or furnish any information relating to the Transaction to any third party; and (b) Seller Parties will notify Buyer if it receives an unsolicited proposal, indication of interest, request for information, or offer with respect to any such transaction.

9.9                               General Release.  Each Seller Party, for itself or himself and on behalf of its or his Affiliates, successors and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges Buyer and its Affiliates and their respective directors, managers, officers, employees from any and all rights, claims, Contracts, debts, liabilities, causes of action, obligations and Losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on fraud, contract or any other basis, and whether arising in Law, in equity or otherwise, based upon any facts, circumstances, occurrences or omissions existing, occurring or arising prior to Closing (including any rights to indemnification for any pre-Closing matter or thing under any Organizational Documents or indemnification agreement); provided, however, that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (a) with respect to Achak and Stadter, (i) accrued but unpaid base salary for employment services to the extent arising after the Company’s last regularly scheduled payroll period and incurred in the Ordinary Course of Business, and (ii) vested benefits under any Company Benefit Plan set forth on Section 5.21 of the Disclosure Schedule, or (b) claims, rights or remedies arising out of or under this Agreement or any other Transaction Document. Further, each Seller Party, for itself or himself and on behalf of each of its or his Affiliates, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim released hereby, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Person released hereby based on any released claim. The release under this Section 9.9 will remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

9.10                        Confidentiality; Restrictive Covenants.

(a)                                 Each Seller Party acknowledges that it or he has or may have in the future access to Confidential Information (as defined below) and that such Confidential Information does and will constitute valuable, special and unique property of Buyer or the Company from and after the Closing Date.  Each Seller Party agrees that for a period of four (4) years after the Closing Date (the “Restricted Period”) it or he will not, and will cause its or his Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized officers, directors and employees of Buyer, or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer (except to the extent required to pursue or contest indemnification claims made under this Agreement and, in the case of Achak and Stadter, except in the performance of their duties to the Company), any Confidential Information. If and to the extent disclosure of Confidential Information is specifically required by Law, Seller Parties shall, to the extent permitted by Law, provide Buyer with prompt notice of such requirement and a list of the Confidential Information any Seller Party intends to disclose, prior to making any disclosure, so that Buyer may seek an appropriate protective order.  Seller Parties shall reasonably cooperate with Buyer at Buyer’s expense to obtain a protective order and shall disclose only such portion of the Confidential Information that Seller Parties’ outside counsel has advised in writing is required to be disclosed.  For purposes of this Section 9.10, “Confidential Information” shall mean (i) any information with respect to the Company or the Company’s business, including methods of operation, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters, and (ii) all notes, analysis, compilations, studies and interpretations thereof prepared by or on behalf of Buyer or its Affiliates which contain any of the information described in the foregoing clause (i); provided that the term “Confidential Information” shall not include, information that (A) is generally available to the public on the Closing Date, (B) becomes generally available to the public other than as a result of a disclosure by any Seller Party or its or his Affiliates not otherwise permissible hereunder, (C) each Seller Party can reasonably demonstrate is independently developed by such Seller Party without the use or reliance on or inclusion of any Confidential Information, or (D) any Seller Party

learns from other sources where, to its knowledge, such sources do not have a duty of confidentiality to Buyer.  The Parties specifically acknowledge and agree that the remedy at Law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.  This Section 9.10 is subject to Section 9.3(b) in that nothing in this Section 9.10 will adversely affect Seller’s ownership of, or the prohibition on Buyer’s right to review, access, or obtain copies of, the Professionals’ Files.

(b)                                 Each Seller Party agrees that during the Restricted Period it or he will not, and will cause its or his Affiliates not to, directly or indirectly, own, manage, operate, lend money to, control or participate in any manner in the ownership, management, operation or control of any business (other than as a manager, employee of, or consultant to, Buyer), whether in corporate, proprietorship or partnership form, as an employee, consultant, director, officer, lender, lessor, or otherwise, engaged in the Business (a “Competing Business”) anywhere in North America.

(c)                                  Each Seller Party agrees that during the Restricted Period it or he will not, and will cause its or his Affiliates not to, directly or indirectly, (i) solicit, induce or attempt to induce, or cause any person who is or was within twelve (12) months of such solicitation or inducement, an officer, manager or employee of Buyer or any Buyer Affiliate, including but not limited to the Company, to leave the employ of such Buyer or any Buyer Affiliate, including but not limited to the Company, (ii) hire any such Person described in the foregoing clause (i), or (iii) in any way interfere with the relationship between Buyer or any Buyer Affiliate on the one hand, and any such officer, manager or employee, on the other hand.

(d)                                 Each Seller Party agrees that during the Restricted Period it or he will not, and will cause its or his Affiliates not to, directly or indirectly, induce, or attempt to induce, any customer, distributor, supplier, vendor, manufacturer, Representative, Agent or other Person transacting business with Buyer or any Buyer Affiliate, including but not limited to the Company, to reduce or cease doing business with the Company, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, Representative, Agent or business relation, on the one hand, and Buyer or any Buyer Affiliate, including but not limited to the Company, on the other hand.

(e)                                  The restrictions set forth in Section 9.10(b) through Section 9.10(d) shall not alone restrict any Seller Party from (i) owning shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange which represent, in the aggregate, not more than five percent (5.0%) of such corporation’s fully-diluted shares, or (ii) owning shares of stock in any mutual fund.

(f)                                   Each Seller Party agrees that it or he will not, and will cause its or his Affiliates not to, at any time, directly or indirectly, make or publish any statement or communication which is false or disparaging with respect to Buyer or any Buyer Affiliate or any of their respective direct or indirect shareholders, officers, directors, members, managers, employees or Agents; provided that, the foregoing shall not prevent any Person from testifying truthfully under oath.

(g)                                  The Buyer agrees that it will not, and will cause its Affiliates not to, at any time, directly or indirectly, make or publish any statement or communication which is false or disparaging with respect to the Company, the Seller Parties, any of their Affiliates or any of their respective direct or indirect shareholders, officers, directors, members, managers, employees or Agents; provided that, the foregoing shall not prevent any Person from testifying truthfully under oath.

(h)                                 Seller Parties recognize that the territorial, time and scope limitations set forth in this Section 9.10 are reasonable and are properly required for the protection of the Buyer’s legitimate interest in client relationships, goodwill and trade secrets of its business.  If any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.    Upon the occurrence of the Closing, Buyer shall have fully performed all obligations entitling it to the restrictive covenants set forth in this Section 9.10, and such restrictive covenants therefore are not executory or otherwise subject to rejection by Seller Parties and will be enforceable under any bankruptcy or insolvency proceeding.

(i)                                     If any Seller Party breaches any of the provisions contained in this Section 9.10, Buyer shall have the rights and remedies set forth in this Section 9.10, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at Law or in equity.  Each Seller Party acknowledges and agrees that in the event of a violation or threatened violation of any of the restrictive covenants set forth in this Section 9.10, neither Buyer nor any Buyer Affiliate shall have an adequate remedy at Law and each shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction, without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at Law or in equity.  If any Seller Party or any of its or his Affiliates breaches any of the restrictive covenants in this Section 9.10, the Restricted Period for such breaching Seller Party shall be extended one day for each day any Seller Party or such Affiliate is in breach hereof.

(j)                                    The covenants and obligations of Seller Parties set forth in this Section 9.10 shall be construed as independent of any other provision herein and of any other agreement or arrangement between Seller Parties, on the one hand, and Buyer or any Buyer Affiliate, on the other hand, and the existence of any claim or cause of action by any Seller Party against Buyer or any Buyer Affiliate, whether based on another provision of this Agreement or a separate agreement, shall not constitute a defense to the enforcement of such covenants or obligations against Seller Parties.

9.11                        Company Insurance After Closing.  While any part of the Retained Interest remains owned by Seller, the Company and Buyer will cause to be maintained insurance policies covering the business and property of the Company (including the insurance referenced in Section 5.16 (Insurance) and 7.8 (Director and Officer Insurance) that are substantially equivalent to, and at least as protective of the Company and its insureds as, the Insurance Policies, including with respect to types of insurance, coverages, exclusions, and policy limits; provided, that this Section 9.11 does not extend to any life insurance policy included in the Insurance Policies.

9.12                        Termination Letter After Closing. Seller agrees to use its best efforts to obtain a termination letter from Banner Bank by the earlier of (a) two weeks after the Closing, or (b) as soon as practicable after the Closing. Seller represents and warrants that there is a $0.00 balance owed to Banner Bank as of the Closing Date.

ARTICLE 10
REMEDIES FOR BREACH OF THIS AGREEMENT

10.1                        Survival of Representations and Warranties. The Seller Parties’ representations and warranties in this Agreement will survive the Closing as follows:

(a)                                 The Fundamental Representations (other than the representations and warranties contained in Section 5.22 (Tax Matters)) will survive until the sixth anniversary of the Closing.

(b)                                 The representations and warranties in Section 5.22 (Tax Matters) and any claim in connection with a Specified Matter will survive until the date which is the later of (i) the sixth anniversary of the Closing, or (ii) 60 days after the date upon which the Liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

(c)                                  The General Representations will survive until the third anniversary of the Closing.

All covenants and agreements that by their terms apply or are to be performed (a) in whole or in part after Closing, will survive for the express period provided in such covenants and agreements, if any, or until fully performed; and (b) in their entirety at or before Closing, will terminate at Closing. Notwithstanding anything to the contrary contained in this Agreement, however, (i) any representation, warranty or covenant shall survive beyond the survival periods specified above with respect to any breach thereof if a claim is made in accordance with the provisions hereof prior to the expiration of the survival period for such representation, warranty or covenant, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved, and (ii) the provisions of this Section 10.1 will not prevent or limit in any way a cause of action against any Party on account of such Party’s Fraud.

10.2                        Indemnification of Buyer.

(a)                                 Subject to, and only to the extent provided in, this Article 10, from and after the Closing, Seller Parties will jointly and severally indemnify and defend and hold harmless Buyer and each of its successors and permitted assigns and all of their respective Affiliates (including the Company) and Representatives against, and shall defend and hold them harmless from and against, any and all Losses (whether or not involving a Third-Party Claim) incurred or suffered by Buyer based upon, arising out of, or incurred as a result of:

(i)                                           with the exception of the Specified Matters, which are addressed in Section 10.2(a)(vi) below, any inaccuracy in or breach of any of the representations or warranties of the Company or Seller Parties contained in Article 5 and Article 6 of this Agreement or any other Transaction Document;

(ii)                                        a breach, non-fulfillment or nonperformance by a Seller Party or the Company of any covenant, agreement or obligation to be performed by the Company (before Closing ) or a Seller Party pursuant to this Agreement or any other Transaction Document;

(iii)                                     any Seller Transaction Expenses to the extent not reducing the Final Purchase Price, as finally determined in accordance with Section 2.3);

(iv)                                    Indebtedness to the extent not reducing the Final Purchase Price, as finally determined in accordance with Section 2.3;

(v)                                       all Losses incurred or suffered by Buyer for any liabilities or obligations of the Company for Taxes in connection with any Pre-Closing Tax Period or the portion of any other Tax period ending immediately prior to the Closing Date in each case not taken into account in the final determination of the Purchase Price (“Indemnified Taxes”); and/or

(vi)                                    subject to Section 2.8(g), the Specified Matters.

(b)                                 Subject to, and only to the extent provided in, this Article 10, from and after the Closing, each Seller Party will, severally as to itself or himself only and not jointly as to or with the other Seller Party, indemnify and defend and hold harmless Buyer and each of its successors and permitted assigns and all of their respective Affiliates (including the Company) and Representatives against, and shall defend and hold them harmless from and against, any and all Losses (whether or not involving a Third-Party Claim) incurred or suffered by Buyer based on, arising out of, or incurred as a result of: (i) a breach by such Seller Party of any Fundamental Representation with respect to such Seller set forth in Article 6, or (ii) a breach by such Seller Party of any covenant, agreement or obligation to be performed by Seller Party pursuant to this Agreement, including Section 9.10.

10.3                        Indemnification of Seller Parties. Subject to, and only to the extent provided in, this Article 10, from and after the Closing, Buyer will indemnify and defend the Seller Parties against, and hold the Seller Parties harmless from, all Losses incurred or suffered by any Seller Party to the extent caused by: (a) a breach by Buyer of any representation or warranty in Article 4; or (b) a breach, non-fulfillment, or nonperformance by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

10.4                        Limitation of Liability.

(a)                                 Claim Threshold. No individual claim or series of related claims for indemnification under this Agreement (a “Claim”), or Claims arising out of substantially the same facts, may be made by an Indemnitee unless and until the Losses suffered by the Indemnitee in connection with such Claim(s) exceed $10,000 (the “Claim Threshold”). Damages with respect to a Claim may not be applied toward satisfaction of the Deductible unless the aggregate amount of the Losses with respect to such Claims exceeds the Claim Threshold. Notwithstanding the foregoing, the Claim Threshold shall not apply to, and the Indemnitee may seek recovery directly from any Indemnitor for, breaches of such Indemnitor’s Fundamental Representations, Indemnified Taxes, claims for Specified Matters, or claims for Fraud in connection with this Agreement or the Transactions.

(b)                                 Deductible. No Claim may be made by an Indemnitee unless and until the aggregate amount of all Losses for which the Indemnitee is entitled to indemnification under this Article 10 exceeds $100,000 (the “Deductible”), in which event Seller Parties shall be required to pay and be liable for all such Losses from the first dollar. For purposes of this Section 10.4(b) only, the term “Losses” excludes attorney fees and other fees and costs that are or may be incurred in asserting or defending the underlying Claim. Notwithstanding the foregoing, the Deductible shall not apply to, and the Indemnitee may seek recovery directly from any Indemnitor for, breaches of such Indemnitor’s Fundamental Representations, claims for Specified

Matters, Indemnified Taxes, and claims for Fraud in connection with this Agreement or the Transactions.

(c)                                  Caps.

(i)                                     Except for breaches of a Fundamental Representation, claims for Specified Matters, Indemnified Taxes, or for Fraud, the Seller Parties’ shall not be liable for Losses arising under Section 10.2(a)(i) in excess of the amount of the Indemnity Holdback.

(ii)                                  No Party will be liable in any circumstances, in any dispute arising out of or relating to this Agreement or the Transactions, for Losses exceeding the portion of the Final Purchase Price actually received or paid by such Party. These limitations do not apply to claims for Fraud in connection with this Agreement or the Transactions; provided, however, that no Seller Party shall be liable under this Article 10 for Fraud committed by any other Seller Party.

(d)                                 Materiality. Both for purposes of determining whether a breach of any representations, warranties, covenants or agreements contained in this Agreement has occurred, for which a party is entitled to indemnification under Article 10, and for purposes of calculating any Losses relating thereto, any “materiality” (including the word “material”), “Material Adverse Effect” or other similar qualifications in such representations, warranties, covenants and agreements shall be disregarded as if deleted from the applicable text.

(e)                                  Exclusive Remedies. Except as provided in Section 2.5, Section 2.8, Section 9.9 and Section 9.10 of this Agreement, and the penultimate sentence of this Section 10.4(e), the remedies provided in this Article 10 are the sole and exclusive remedies after Closing with respect to any matter or any Person in any way relating to this Agreement or the Transactions (except as set forth in the last sentence of this Section10.4(e)), including remedies for breach of or inaccuracy in any representation, warranty, covenant, obligation, or agreement set forth in this Agreement. To the maximum extent permitted by Law, the Parties waive and will cause their respective Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health, and Safety Law), at common law, or otherwise, except pursuant to the indemnification provisions set forth in this Article 10. The limitations in this Agreement do not apply to claims for Fraud in connection with this Agreement or the Transactions, nor do they prevent a Party from seeking equitable remedies. Notwithstanding anything in this Section 10.4(e), the Transaction Documents other than this Agreement have their own remedies that apply to such other Transaction Documents.

(f)                                   Holdback.

(i)                                     The Indemnity Holdback shall be used, in accordance with this Section 10.4(f), to pay Losses to the extent of  Losses (whether or not involving a Third Party Claim) that are incurred or sustained by, or imposed upon, Buyer and each of its successors and permitted assigns and all of their respective Affiliates (including the Company) based upon, arising out of, relating to, or in connection with Section 10.2(a)(i) through (v) and Section 10.2(b) (the “Indemnity Holdback”, which shall be in the amount of $1,042,278).

(ii)                                  Buyer will hold the Indemnity Holdback for a period of eighteen (18) months after the Closing Date (the “Holdback Period”). Buyer will promptly provide written notice to Seller Parties during the Holdback Period of any claim that Seller Parties have breached a General Representation, including all information required for a “Claim Notice” under Section 10.6. Notwithstanding any other provision of this Agreement, and except for claims for Specified Matters, if and when any Losses are finally and actually incurred by or become due with respect to a breach of any of the representations and warranties of the Seller Parties contained in Article 5 of this Agreement, Buyer may apply a portion of the Indemnity Holdback up to the amount of such Losses toward its satisfaction of the deductible under the R&W Insurance Policy or, to the extent that such Loss is not covered by the R&W Insurance Policy, Buyer may apply a portion of the Indemnity Holdback up to the amount of such Losses to directly pay such Losses or, to the extent that Buyer has already paid such Losses, as reimbursement of Buyer for such Losses, and any amounts applied in this way will no longer be payable to Seller Parties. If the entire amount of the Indemnity Holdback is applied in this way, then Seller Parties will have no further Liability, with respect to the amount of payment applied from the Indemnity Holdback. Promptly after the expiration of the Holdback Period, Buyer will pay to Seller the remaining amount of the Indemnity Holdback, and Seller Parties will have no further Liability under Section 10.2(a)(i) with respect to any breach of the General Representations. For the avoidance of doubt, the Indemnity Holdback shall be the Buyer’s sole and exclusive source of recovery against any Seller Party for Losses arising out of any claim under Section 10.2(a)(i).

(iii)                               If there is any dispute concerning the application of the Indemnity Holdback, it will be resolved according to Section 12.11.

(g)                                  No Multiple Recovery. No Indemnitee will be entitled to recover any Losses relating to any breach arising under one provision of this Agreement to the extent that such Indemnitee has already recovered Losses with respect to such breach according to another provision of this Agreement.  In recognition of the Seller’s ownership of the Retained Interest, to the extent that a claim for indemnification by Buyer involves Losses incurred by the Company, then the Seller shall, at the option of Buyer, either (i) pay to the Company the full amount of such indemnifiable Losses or (ii) pay to Buyer an amount equal to (x) the full amount of such indemnifiable Losses multiplied by (y) 0.70.

(h)                                 [* * *].

10.5                        General Provisions Regarding Indemnification. The provisions of this Section 10.5 will apply to any Claim under Article 10.

(a)                                 Mitigation. The claimant or Indemnitee will take and will cause its Agents and Affiliates to take all reasonable steps to mitigate any Losses for which they have a Claim under this Article 10 upon becoming aware of any event that would reasonably be expected to, or does, give rise to such Losses, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

(b)                                 [* * *].

(c)                                  Calculation and Characterization. The amount of any Losses subject to indemnification under this Agreement will be calculated net of the amount of any specific accruals, reserves, or payments for a matter that was taken into account or was otherwise reflected in calculating the Net Working Capital or the Final Purchase Price. Any indemnification payments made under this Article 10 will be treated by all Parties as an adjustment to the Final Purchase Price.

10.6                        Claim Notice. No Indemnitor will be liable for any Claim unless the Indemnitee delivers written notice of the Claim to the Indemnitor (a “Claim Notice”) promptly, although a failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnitor’s ability to remedy, contest, defend or settle the Claim is actually and materially prejudiced by the delay. The Indemnitee must in all cases deliver the Claim Notice to the Indemnitor before the expiration of the applicable survival period for the representation, covenant, or warranty under Section 10.1, or the Claim will be barred. The Claim Notice must set forth with reasonable specificity to the extent then known: (a) the basis for the Claim and, if the underlying claim is made against the Indemnitee by a third party (a “Third-Party Claim”), the identity of the claimant (the “Claimant”); (b) an estimate of the Losses arising from the Claim, to the extent known or determinable; (c) a statement of the Claim’s compliance with this Article 10; and (d) a list of any potential alternate source of recovery by the Indemnitee, including the Indemnitee’s potentially applicable insurance policies.

10.7                        Procedures for Third-Party Claims. The Indemnitor will respond in writing to a Claim Notice for a Third-Party Claim within thirty (30) days after receiving it. During that thirty-day period and before the Indemnitor has responded, the Indemnitee will not, and will not permit its Affiliates to, settle or otherwise make any payment or commitment to the Claimant in a Third-Party Claim. The Indemnitor will have the right, exercisable by providing written notice to the Indemnitee, to assume control of the defense of any Third-Party Claim at the Indemnitor’s expense, with counsel selected by the Indemnitor that is reasonably satisfactory to the

Indemnitee. The Indemnitor will keep the Indemnitee reasonably informed about the status of the Third-Party Claim. The Indemnitee will have the right, at its own expense, to participate in the defense of the Third-Party Claim with counsel of its own choosing.  The Indemnitor shall not enter into a compromise or settlement of any Third-Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that such consent of the Indemnitee shall not be required if the sole relief provided is monetary damages and such damages are paid in full by the Indemnitor at the time of such settlement or compromise, and such settlement or compromise (i) includes as a term thereof the giving by all claiming parties or plaintiffs to Indemnitee of an unconditional release from all liabilities and obligations in connection with such Third-Party Claim, (ii) does not impose any restriction on the business of the Company or Indemnitee, and (iii) does not obligate Indemnitee to pay money, to perform obligations or to admit liability. For any other settlement, the Indemnitee’s consent will be required, but will not be unreasonably withheld, conditioned, or delayed. Indemnitor shall not enter into settlement of any Third-Party Claim without the prior written consent of the insurer(s) under the R&W Insurance Policy if such approval is required under the R&W Insurance Policy. If the Indemnitor does not elect to assume the defense of the Third-Party Claim, the Indemnitee will have the right to control the defense and resolution of the Third-Party Claim.

10.8                        Cooperation. The Indemnitor and Indemnitee, each at its own expense, will cooperate with each other upon request to facilitate the defense and resolution of any Third-Party Claim, including by: (a) providing all records, information, and testimony, and attending all conferences, discovery proceedings, hearings, trials, and appeals; (b) entering into a joint common interest, defense, or similar agreement to establish and preserve, to the fullest extent possible, the privileged nature of communications among the Indemnitor, the Indemnitee, and counsel, and the work product of such counsel; and (c) using commercially reasonable efforts to avoid production of Confidential Information, consistent with the Law.

10.9                        No Prejudice. The Indemnitor’s election to assume the settlement or defense of the Third-Party Claim will not establish or otherwise create a presumption that the Indemnitee is, or is not, entitled to indemnification under this Agreement. Even after defending or resolving a Third-Party Claim, the Indemnitor will have the right to dispute the Indemnitee’s entitlement to indemnification for Losses under Section 12.11. If the Indemnitor ultimately prevails in such a dispute, the Indemnitee will reimburse the Indemnitor for all expenses and amounts paid in defending and resolving the Third-Party Claim.

10.10                 Agreed Claims. Claims for Losses the validity and amount of which claims have been either the subject of judicial determination, have been settled with the consent of or by the Indemnitee, or have been agreed to in writing by the Indemnitor are hereinafter referred to, collectively, as “Agreed Claims”. If the Indemnitor is obligated to pay the Agreed Claim, such payment shall be due within five (5) Business Days of the determination of the amount of any Agreed Claim. All payments to be made pursuant to this Section 10.10 shall be paid by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnitee.

ARTICLE 11
TERMINATION

11.1                        Termination. This Agreement may be terminated at any time before Closing by:

(a)                                 Buyer and Seller Parties, upon their mutual written consent.

(b)                                 Buyer, by giving written notice to Seller Parties at any time (i) if any Seller Party has breached any representation, warranty, or covenant in this Agreement in any material respect, Buyer has notified Seller Parties in writing of the breach, and the breach has continued uncured for thirty (30) days after the notice of breach, or (ii) if Closing has not occurred within sixty (60) days after the Execution Date (such date, the “Termination Date”) due to the failure of any condition precedent under Section 8.1 (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant in this Agreement).

(c)                                  Seller Parties, by giving written notice to Buyer at any time (i) if Buyer has breached any representation, warranty, or covenant in this Agreement in any material respect, Seller Parties have notified Buyer in writing of the breach, and the breach has continued uncured for ten (10) days after the notice of breach, or (ii) if Closing has not occurred by the Termination Date due to the failure of any condition precedent under Section 8.2 (unless the failure results primarily from any Seller Party breaching any representation, warranty, or covenant in this Agreement).

(d)                                 Buyer, if any of the conditions in Section 8.1 becomes incapable of fulfillment on or before the Termination Date (other than through Buyer’s failure to perform or comply with its obligations under this Agreement).

(e)                                  Seller Parties, if any of the conditions in Section 8.2 becomes incapable of fulfillment on or before the Termination Date (other than through any Seller Parties’ failure to perform or comply with their respective obligations under this Agreement).

11.2                        Effect of Termination. Termination of this Agreement under Section 11.1 will terminate all obligations of the Parties, without liability of any Party to any other Party, except for (a) the liability of any Party then in breach, (b) all obligations under the NDA, which will survive according to its terms, (c) Section 9.2, this Section 11.2, and each other provision of this Agreement that by its nature provides for rights, obligations, or remedies that exist beyond the termination of this

Agreement. The provisions of Article 10 will not survive termination of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1                        Notices. All notices, demands, and other communications given under or according to this Agreement must be in writing (which includes email) and will be considered given and effective (a) simultaneous with personal delivery; (b) one Business Day after delivery by FedEx, UPS, or another international overnight courier; (c) three (3) Business Days after being sent by certified mail, return receipt requested; or (d) one (1) Business Day following delivery by email, if receipt is confirmed by the recipient; in each case with postage prepaid, addressed to the applicable Party as follows:

If to Seller Parties (or to Company before Closing):	If to Buyer (or to the Company after Closing):

Ortana Holdings, LLC 2911 Tennyson Ave., Ste. 304 Eugene, OR 97408	TTEC Services Corporation 9197 South Peoria Street Englewood, CO 80112 Attn: Office of General Counsel

With a copy (which does not constitute notice) to:	With a copy (which does not constitute notice) to:

Tonkon Torp LLP 888 SW Fifth Ave., Ste. 1600 Portland, OR 97204 Attn: Ms. Brenda L. Meltebeke Email: Brenda.Meltebeke@tonkon.com	Davis Graham & Stubbs LLP 1550 17th Street; Suite 500 Denver, CO 80202 Attn: Ms. Elizabeth K. Vonne Email: Elizabeth.Vonne@dgslaw.com

TTEC Services Corporation 9197 South Peoria Street Englewood, CO 80112 Attn: Office of Chief Financial Officer

12.2                        Payments. All payments under this Agreement will be made by wire transfer of immediately available funds in United States Dollars.

12.3                        Entire Agreement. This Agreement, the other Transaction Documents, and the NDA constitute the entire agreement among the Parties with respect to their subject matter, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, both written and oral, among the Parties with respect to that subject matter. Each appendix, schedule (including the Disclosure Schedule), exhibit, or other document attached to this Agreement is hereby expressly made a part of this Agreement.

12.4                        Amendment and Waiver. Except as provided in Section 7.4, this Agreement may be amended or supplemented, and a provision of this Agreement may be waived, only if the amendment, supplement, or waiver is in writing and signed by all Parties, in the case of an amendment or supplement, or by the Party against whom the waiver is to be effective, in the case of a waiver. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified in the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure or delay by any Party in exercising any right or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy, or the exercise of any other right or remedy.

12.5                        Benefits; Binding Effect; Assignment. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the obligations of any Party under this Agreement will be assignable or transferable by any Party without the prior written consent of the other Parties.

12.6                        No Third Party Beneficiary. Except as provided in Sections 9.5 and 9.6, nothing in this Agreement, express or implied, is intended or will be interpreted to confer upon any Person other than the Parties any legal or equitable right, remedy, or claim.

12.7                        Severability. Each provision of this Agreement is severable. If any court or arbitrator determines that any provision of this Agreement is invalid or otherwise unenforceable, that provision will be reformed to the least and narrowest extent to render it enforceable, consistent with the Parties’ original intentions, unless enforcement of this Agreement as modified would be grossly inequitable under all of the circumstances or would frustrate the primary purposes of this Agreement.

12.8                        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the Parties will bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries, and independent accountants) incurred in connection with preparing and executing this Agreement and consummating the Transactions.

12.9                        Time of the Essence. Time is of the essence with respect to each provision of this Agreement.

12.10                 Buyer’s Review.

(a)                                 Buyer has reviewed and had access to all documents, records, and information that it desired to review, has had the opportunity to ask questions, and has received sufficient answers in connection with its decision to enter into this Agreement and to consummate the Transactions. In connection with executing and delivering this Agreement and consummating the Transactions, Buyer has not relied on, and Buyer expressly waives and releases Seller Parties from any Liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller or the Company or their respective Affiliates or any of their Agents, except for those representations and warranties in Article 5 and Article 6. In deciding to enter into this Agreement and consummate the Transactions, Buyer has relied solely on its own knowledge, investigation, judgment, and analysis (and that of its Agents) and not on any disclosure or representation made by, or any duty to disclose on the part of Seller or the Company, or any of their respective Agents, other than the express representations and warranties in Article 5 and Article 6.

(b)                                 All duties and obligations that any Party has to any other Party with respect to or in connection with the Purchased Interest, this Agreement, or the Transactions are limited to those specifically set forth in this Agreement, the other Transaction Documents, and the NDA. None of the duties, obligations, or rights of any Party will be expanded beyond the terms of this Agreement, the other Transaction Documents, or the NDA on the basis of any legal or equitable principle, or any other basis. No equitable or legal principle, no implied obligation of good faith and fair dealing, and no other matter requires any Party to incur, suffer, or perform any act, condition, or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each Party acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other Party under this Agreement on the basis of any implied obligation or otherwise.

12.11                 Governing Law; Litigation Expenses; Waiver of Jury Trial.

(a)                                 This Agreement will be governed by and construed according to the laws of the State of Delaware, without giving effect to any choice- or conflict-of-law principles or rules (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under Delaware’s choice- or conflict-of-law principles or rules, the substantive laws of another jurisdiction would ordinarily apply.

(b)                                 In any dispute arising out of or relating to this Agreement, the prevailing Party will be entitled to recover its reasonably incurred attorney’s fees and other expenses, including without limitation paralegal fees, deposition recording and transcription fees, expert witness fees, and copying costs, together with all other amounts provided by law, including in any appellate or bankruptcy proceeding.

(c)                                  ANY ACTION ARISING OUT OF, RELATING TO, OR BASED ON THIS AGREEMENT OR THE TRANSACTIONS WILL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN DENVER, COLORADO. EACH PARTY HEREBY AGREES THAT IT IS SUBJECT TO PERSONAL JURISDICTION IN COLORADO. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO VENUE FOR ANY ACTION IN SUCH COURTS, AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY ACTION BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE OUT OF, RELATE TO, OR BE BASED UPON THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY SUCH ACTION.

(e)                                  EACH PARTY ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 12.11(D) AND THIS SECTION 12.11(E).

12.12                 Counterparts and Delivery. This Agreement may be executed in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf, DocuSign, or any other electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered will be considered duly and validly delivered and be valid and effective for all purposes.

[Signatures on Following Page]

SELLER:	ORTANA HOLDINGS, LLC

	By:	/s/ John Stadter
	Name:	John Stadter
	Title:	Manager

COMPANY:	FIRST CALL RESOLUTION, LLC

	By:	/s/ John Stadter
	Name:	John Stadter
	Title:	Manager

BUYER:	TTEC SERVICES CORPORATION

	By:	/s/ Regina Paolillo
	Name:	Regina Paolillo
	Title:	Executive Vice President and Chief Administrative and Financial Officer

STADTER:	JOHN STADTER

/s/ John Stadter

ACHAK:	MATTHEW ACHAK

/s/ Ramin Matthew Achak

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SIGNATURE PAGE

APPENDIX 1.1

DEFINITIONS

Defined Term	Location in body of Agreement
Achak	Introductory Paragraph
Achak Employment Agreement	Section 8.1(e)
Actual Closing Cash Amount	Section 2.4(a)
Actual EBITDA	Section 2.8(a)
Agreed Claims	Section 10.10
Agreement	Introductory Paragraph
Amended and Restated Operating Agreement	Section 8.1(c)
Anti-Bribery Laws	Section 5.28
Base Purchase Price	Section 2.2
Benefit Plans	Section 5.21(a)
Bonus EBITDA Amount	Section 2.8(c)
Buyer	Introductory Paragraph
Claim	Section 10.4(a)
Claim Notice	Section 10.6
Claim Threshold	Section 10.4(a)
Claimant	Section 10.6
Closing	Section 3.1
Closing Cash Adjustment	Section 2.4(c)
Closing Date	Section 3.1
Closing Expenses	Section 9.4(c)
Company	Introductory Paragraph
Competing Business	Section 9.10(b)
Confidential Information	Section 9.10(a)
Cybersecurity Tail Policy	Section 7.6
D&O Tail Policy	Section 7.8
December 31 Benefit Plans	Section 9.5
Deductible	Section 10.4(b)
Disclosure Schedule	First Paragraph of Article 5
E&O Tail Policy	Section 7.7
Earn-out Payment	Section 2.8
Earn-out Period	Section 2.8
Earn-out Statement	Section 2.8(b)
EBITDA Target Amount	Section 2.8(a)
Effective Closing Time	Section 3.1
Execution Date	Introductory Paragraph
Final Net Working Capital	Section 2.3(a)

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Defined Term	Location in body of Agreement
Final Purchase Price	Section 2.2
Financial Statements	Section 5.9(a)
Forward-Looking Statements	Section 9.6
General Enforceability Exceptions	Section 4.2
Holdback Period	Section 10.4(f)(ii)
Indemnified Taxes	Section 10.2(a)(v)
Indemnity Holdback	Section 10.4(f)(i)
Independent Accountant	Section 2.5(c)(ii)
Insurance Policies	Section 5.15(a)
Interim Financial Statements	Section 5.9(a)
Leased Real Property	Section 5.13
Major Customers	Section 5.31(a)
Major Suppliers	Section 5.31(b)
Maximum Earn-out Payment Amount	Section 2.8
Most Recent Balance Sheet	Section 5.9(a)
Net Working Capital	Section 2.3(b)
Net Working Capital Adjustment	Section 2.3(c)
Net Working Capital Calculation Methodology	Section 2.3(d)
Net Working Capital Target	Section 2.3(e)
Objection	Section 2.5(c)(i)
OFAC	Section 5.28
OFAC Regulations	Section 5.28
Owned IP	Section 5.15(a)
Ownership Interests	“Background” Section
Party or Parties	Introductory Paragraph
Projected Minimum Cash Amount	Section 2.4(b)
Projected Purchase Price	Section 2.5(a)
Purchased Interest	“Background” Section
Purchase Price Allocation	Section 2.10
Realty Leases	Section 5.13
Remaining Disputed Items	Section 2.5(c)(ii)
Required Consents	Section 7.3(a)
Required HSR Filings	Section 7.9(a)
Restricted Period	Section 9.10(a)
Retained Interest	“Background” Section
Scheduled Contracts	Section 5.24
Security Incident	Section 5.30(d)
Seller	Introductory Paragraph
Seller Tax Objection Notice	Section 9.4(d)

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Defined Term	Location in body of Agreement
Seller’s Review Period	Section 2.5(c)(i)
Stadter	Introductory Paragraph
Stadter Consulting Agreement	Section 8.1(f)
Statement Delivery Date	Section 2.8(b)
Supplemental Disclosure	Section 7.4
Termination Agreement of Achak Employment Agreement	Section 8.1(f)
Termination Agreement of Stadter Employment Agreement	Section 8.1(f)
Termination Date	Section 11.1(b)
Third-Party Claim	Section 10.6
Transactions	“Background” Section
Trust	Section 6.1(b)

“Action” means any action, suit, lawsuit, administrative or other proceeding, arbitration, or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, where “control” means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar governing authority) of a Person, or the possession, by Contract or otherwise, of the authority to direct the management and policies of a Person.

“Agents” means a Person’s members, manager, officers, directors, attorneys, accountants, investment bankers, representatives, and other Agents.

“Business” means the business of customer relationship management, call centers, and customer service technology, in each case as conducted by the Company at any time prior to the Closing or as proposed to be conducted by the Company as of the Closing.

“Business Day” means any day other than Saturday, Sunday, or any day recognized by the United States government as a public holiday for federal employees.

“Buyer Transaction Document” means each Transaction Document to which Buyer is a party.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

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“Cash” means, as of any date of determination, with respect to the Company, all cash, cash equivalents and marketable securities, determined in accordance with GAAP.  Notwithstanding anything to the contrary, Cash shall (a) be reduced by the amount of any bank overdrafts; (b) include checks and drafts deposited for the account of the Company (subject to dollar for dollar adjustment if any such check or draft is not credited to such accounts, or such credit is reversed, by the depository bank); (c) be reduced by the amount of issued but uncleared checks, ACHs and wire transfers; and (d) not include the amount of any Restricted Cash.

“Certificate” means any license, permit, order, approval, registration, authorization, and qualification filings with or by any Government Authority required by Law in connection with the operation of the business of the Company.

“Closing Indebtedness” means all Indebtedness of the Company at the Effective Closing Time.

“COBRA” means the applicable group health plan continuation requirements under Code Section 4980B (as well as its predecessor provision, Code Section 162(k)) and ERISA Sections 601 through 608, inclusive.

“Code” means the Internal Revenue Code of 1986, and the related regulations.

“Company Privacy and Data Security Policies” means all of the Company’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

“Company Transaction Document” means each Transaction Document to which the Company is a party.

To “Conflict” with means to conflict with; to violate; to breach; to result in a default under; to be subject to a consent or other approval right of another Person; to give rise to a right of termination, amendment, suspension, revocation, cancellation, or acceleration of any obligation, or the creation of any Encumbrance; or to result in the loss of any benefit under—in each case, with or without notice, lapse of time, or both. “Conflict,” as a noun, has a correlative meaning.

“Contract” means, with respect to any Person, any agreement, undertaking, contract, indenture, mortgage, note, bond, deed of trust, document, or other instrument, whether oral or written, to which such Person is a party or by which such Person or any of its properties are bound, including all amendments thereto.

“Employee Welfare Benefit Plan” is defined in ERISA Section 3(1).

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“Employment Dispute Liability Amount” means any Losses incurred or suffered by Buyer for any liabilities or obligations of the Company in connection with the employment dispute between the Company and Ruth McCullen.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, encumbrance, charge, claim, easement, encroachment, right of first refusal, indenture, or other restriction on ownership or use of real or personal property (tangible or intangible).

“Environmental, Health, and Safety Laws” means all applicable Laws concerning pollution or protection of the environment or public health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the day immediately preceding the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the related regulations.

“ERISA Affiliate” means each Person that is required to be treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESRP Liability Amount” means the amount (if any) of Employer Shared Responsibility Payments pursuant to Code Section 4980H that the Internal Revenue Service determines (in a final decision not subject to appeal) are owed by the Company to the Internal Revenue Service for the Company’s fiscal years 2017 or 2018.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” means intentional or willful misrepresentation of material facts, constituting common law fraud under applicable Law.

“Fundamental Representations” means the representations and warranties made in the following Sections of this Agreement:

Section 5.1:	Organization and Authority of Seller
Section 5.2:	Organization and Authority of Company
Section 5.3:	Capitalization
Section 5.4:	Authority to Conduct Business
Section 5.5(b)(x):	No Conflict
Section 5.7:	No Brokers

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Section 5.22:	Tax Matters
Section 6.1:	Authority; Authorization; Enforceability
Section 6.2:	Ownership of Membership Interest
Section 6.3(b)(x):	No Conflict

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“General Representations” means Seller Parties’ representations and warranties in Article 5 and Article 6, but excluding any Fundamental Representations.

“Government Authority” means any federal, state, regional, local, foreign, or international government regulatory agency, commission, bureau, authority, court, or arbitration tribunal.

“Health Care Liability Amount” means the ESRP Liability Amount and the Plan Discrimination Liability Amount.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of the Person for borrowed money, whether short term or long term, (b) all obligations of the Person evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) all indebtedness of the Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property); (d) unsecured indebtedness or indebtedness secured by an Encumbrance on assets or properties of any Person (whether or not assumed by it); (e) any mortgage and all indebtedness of such Person secured by a purchase-money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to the Encumbrance; (f) all obligations under leases that have been or must be, according to GAAP, recorded as capital leases in respect of which such Person is liable as lessee; (g) any Liability of such Person in respect of banker’s acceptances or letters of credit; (h) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured; (i) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (j) obligations under any interest rate, currency or other hedging agreement; (k) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any equity interests; (l) unpaid pre-Closing Taxes; (m) bank overdrafts and similar items to the extent not already reducing Cash; (n) deferred revenue and  customer deposits; (o) all accrued interest, fees, prepayment premiums, and other expenses owed with respect to the indebtedness referred to

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above; (p)  any indebtedness, obligation, claim or liability of a type referred to above that is directly or indirectly guaranteed by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) or in respect of which it has otherwise assured a creditor against loss; and (q) any change in control bonus, transaction bonus, success bonus, stay bonus or other similar bonus, compensation and/or severance payments or benefits (whether double or single trigger); provided however, that “Indebtedness” does not include any trade payables, accrued expenses, or Seller Transaction Expenses.

“Indemnitee” means the claimant (either Buyer or Seller Parties) entitled to indemnification under Article 10.

“Indemnitor” means the Party (either Buyer or Seller Parties) obligated to indemnify the Indemnitee under Article 10.

“International Employee Plan” means any employee plan for the benefit of one or more employees who perform services outside the United States that has been adopted or maintained by any Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate may or will have any liability.

“IRS” means the Internal Revenue Service.

“IT Assets” means all computer systems, including software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, websites, network infrastructure, switches, data communications lines and associated documentation used or held for use by or on behalf of Company in connection with the conduct of its businesses.

“Law” means any applicable statute, law, ordinance, rule, regulation, code, order, constitution, treaty, common law, judgment, decree, or rule of law of any Government Authority, whether foreign or domestic.

“Liability” means any Indebtedness, liability, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Losses” means all damages, dues, penalties, fines, settlement payments, Taxes, costs, obligations, losses, expenses, and fees (including court costs and reasonable attorney’s fees and expenses, including those incurred in defending Third-Party Claims), including, as the context requires, any of the foregoing that arise out of or in connection with any Action or Order.

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“Material Adverse Change” or “Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, a materially adverse effect on the business, results of operations, condition (financial or otherwise), liabilities, properties or assets of the Company taken as a whole, or on the ability of Seller Parties to timely consummate the Transactions; provided, that none of the following will be considered a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or attributable to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not according to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices, or upon any military installation, equipment, or personnel of the United States, (iii) conditions in any financial, banking, or securities markets (including any disruption in those markets and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, or (vi) any public announcement of the pendency of the Transactions; provided, however, that, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Materials of Environmental Concern” means any hazardous waste (as defined by 42 U.S.C. § 6903(5)), any hazardous substance (as defined by 42 U.S.C. § 9601(14)), any pollutant or contaminant (as defined by 42 U.S.C. § 9601(33)), and any toxic substance, oil, hazardous material, or other chemical or substance regulated by any Environmental, Health, and Safety Laws.

“Multiemployer Plan” is defined in ERISA Section 3(37).

“Multiple Employer Plan” is a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of ERISA Section 4063.

“NASDAQ” means the Nasdaq Stock Market.

“NDA” means the Mutual Non-Disclosure Agreement, dated March 20, 2019, between the Company and Buyer.

“Order” means an order, judgment, injunction, stipulation, award, decree, arbitration decision, or other similar instrument issued by or entered with a Government Authority in any Action.

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“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Company (as applicable).

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation or articles of organization and the operating agreement or limited liability company agreement of a limited liability company; (c) the trust agreement of any trust; and (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person, in each case including all related amendments and restatements.

“Permitted Encumbrances” means (a) those items set forth on Schedule 1 attached hereto; (b) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures, and, in each case, for which appropriate reserves in the Financial Statements have been established; (c) mechanics, carriers’, workmen’s, repairmen’s or other like statutory liens arising or incurred in the Ordinary Course for sums not yet due or, if due, the payment of which is being contested in good faith and for which appropriates reserves have been established in the Financial Statements; (d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, which do not or would not materially impair the use or occupancy of the Real Property in the operation of the Business; or (e) Encumbrances incurred in connection with worker’s compensation, unemployment compensation or other types of social security or in connection with obligations for sums which are not yet delinquent or which are being contested in good faith and for which appropriate reserves have been established in the Financial Statements.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust, or Government Authority.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Government Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” “protected health information,” “electronic protected health information,” or “personal data” under applicable Law.

“Plan Discrimination Liability Amount” means the sum of (a) fines, penalties, and other amounts the Company pays to the Internal Revenue Service as

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a result of the failure of the medical and dental plans sponsored by the Company to satisfy the requirements of Code Section 105(H), and (b) the aggregate bonuses the Company pays to certain of its employees in fiscal year 2020 to off-set such employees’ increase in premium under the medical and dental plans sponsored by the Company.

“Privacy Laws” means all applicable Laws concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, and all other similar federal, state, and local Laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Professionals’ Files” means all of the books, files, documents, and records of attorneys, accountants, and investment bankers relating to their respective representations of Seller Parties or the Company in connection with negotiating, executing, and delivering this Agreement or the other Transaction Documents, or otherwise in connection with the Transactions.

“Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications); (b) registered trademarks and applications to register trademarks (including intent-to-use applications, or other registrations or applications related to Trademarks); (c) registered copyrights and applications for copyright registration; (d) registered internet domain names and URLs; and (e) any other Intellectual Property that is subject to any filing or recording with any state, provincial, federal, government or other public or quasi-public legal authority.

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“Representations” means Fundamental Representations and General Representations.”

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, Agents, counsel, accountants, investment bankers, and other representatives of such Person and, when used with respect to a Person that is an entity and not an individual, also includes such Person’s direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.

“Restricted Cash” means any cash which is not freely usable by a Person because it is subject to restrictions, limitations or the imposition of Taxes on use or distribution by Law, contract or otherwise, including (a) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to a company, and (b) lease deposits, customer deposits or other cash that is earmarked for a specific purpose.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be issued to Buyer as described in Section 7.10.

“Securities Act” means the Securities Act of 1933.

“Seller Party” means any of Seller, Achak or Stadter and “Seller Parties” means all of them.

“Seller Transaction Document” means each Transaction Document to which any Seller Party is a party.

“Seller Transaction Expenses” means all expenses of Seller Parties or the Company (or for which any of them is responsible) not paid before Closing that were incurred in connection with preparing and executing this Agreement and the Transaction Documents or consummating the Transactions, including (a) fees and disbursements of brokers, attorneys, accountants, financial advisors, and other advisors and service providers, (b) any equity-based payments, including stock or unit appreciation rights, phantom stock or units, options, or similar instruments, that vest or become due or payable, and (c) the employer portion of all payroll Taxes related to the payments described in clause (b).

“Seller’s Knowledge” means the actual knowledge of [* * *], [* * *], or [* * *], the knowledge that each would reasonably be expected to discover following reasonable investigation, and that each would reasonably be expected to have following inquiry of the employees directly reporting to each.

“Specified Matter(s)” means(a) any failure by the Company to comply with any non-resident withholding tax requirements before the Closing, (b) any failure

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by the Company to comply before the Closing with state income, franchise or gross receipts taxes in any jurisdiction other than California, Montana, Oregon and Washington, (c) the Company’s failure to hold a Payment Card Industry certification before the Closing, (d) any failure by the Company to comply before the Closing with HIPAA, (e) any failure by the Company to comply before the Closing with Oregon law relating to the payment of final wages following involuntary terminations, (f) the Health Care Liability Amount, and/or (g) the Employment Dispute Liability Amount.

“Tax Authority” means any Government Authority with authority to assess, assert, or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion of a period, in the case of a Tax imposed with respect to such other period, such as a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement supplied or required to be supplied to a Tax Authority relating to Taxes, including any related schedule, attachment, or amendment.

“Taxes” means: (a) any federal, state, local, and foreign taxes (including premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, registration taxes, severance taxes, windfall profits taxes, stamp taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, escheat, business license taxes, occupation taxes, environmental taxes (including taxes under Code Section 59A), import duties, custom duties, and other governmental charges and assessments) of any kind whatsoever, including interest, additions to tax, and penalties; (b) Liability for any items described in clause (a) that is imposed under U.S. Treasury Regulation Section 1.1502-6 or similar provisions of Law; and (c) Liability for any items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise. “Taxes” includes both Income Taxes and all Taxes other than Income Taxes.

“Total Consideration” means the Final Purchase Price plus Seller Transaction Expenses, plus Company Indebtedness, plus the Indemnity Holdback, plus the Earn-Out Payment.

“Transaction Documents” means this Agreement and each other agreement, document, instrument, or certificate referenced in this Agreement and to be executed by any of the Parties in connection with the consummation of the Transactions.

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APPENDIX 1.2

INTERPRETATION

Each defined term used in this Agreement will have a comparable meaning when used in its plural or singular form. The Appendices, Schedules, and Exhibits (including the Disclosure Schedule) attached to this Agreement are an integral part of this Agreement and are hereby incorporated into and made part of this Agreement.

Unless the context requires otherwise, references in this Agreement to: (a) Articles, Sections, Appendices, Exhibits, and Schedules mean the Articles and Sections of, and the Exhibits, Appendices, and Schedules attached to, this Agreement; (b) agreements, instruments, or documents mean such agreements, instruments, or documents as they may be amended, supplemented, and modified from time to time, to the extent permitted by their provisions and not prohibited by this Agreement; (c) Laws mean such Laws as they may be amended from time to time, and include any successor Laws; (d) dollars (or the symbol “$”) refer to United States dollars; and (e) time means Pacific Time.

Any capitalized terms used but not defined in any Exhibit, Appendix, Schedule, or Transaction Document have the meanings given in this Agreement, if any.

The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and there will be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of this Agreement.

If the last day of any time period within which notice must be given or action must be taken under this Agreement falls on a day other than a Business Day, the time period for giving such notice or taking such action will be extended through the next Business Day.

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APPENDIX 1.3

PUT AND CALL OPTIONS

Put and Call Option. This Appendix 1.3 describes the terms by which the Buyer and Seller may purchase or sell, as applicable, the Retained Interest during the Option Period (defined below) pursuant to the Amended and Restated Operating Agreement.  Although subsections (a), (b), (c), and (d) of this Appendix 1.3 are intended to describe verbatim the corresponding sections in Article 8 of the Amended and Restated Operating Agreement (except for section references), in the event of any inconsistency in or variance between the description in this Appendix 1.3 and the Amended and Restated Operating Agreement, the terms of the Amended and Restated Operating Agreement shall control over, and supersede, the description of such terms in this Appendix 1.3, it being understood by the Parties that, notwithstanding anything to the contrary in this Appendix 1.3, the rights, duties, obligations, liabilities, and remedies of the Parties with respect to the Call Option and the Put Option are solely and exclusively those set forth in the Amended and Restated Operating Agreement.

(a)                                 Call Option. At any time during the Option Period, TSC shall have the right and not the obligation to purchase all (and not less than all) of the Units held by the Rolling Unitholder, on the terms and conditions set forth in this Appendix 1.3 (the “Call Option”).

If TSC wishes to exercise its Call Option, then TSC shall deliver to Rolling Unitholder an Exercise Notice to inform Rolling Unitholder that TSC is exercising its Call Option.

Rolling Unitholder will have 30 days after delivery of the Exercise Notice to dispute the Aggregate EBITDA.

On the date that is 60 days after the Exercise Notice was delivered (the “Call Purchase Date”), TSC shall purchase (the “Call Purchase”) all Units then owned by Rolling Unitholder for a total purchase price equal to the Call/Put Option Buyout Consideration.

Concurrently with the Call Purchase, TSC and the Rolling Unitholder shall enter into such documents and instruments as shall be reasonably necessary to facilitate the closing of the Call Purchase, including, without limitation, documentation of a surrender of the Units purchased and termination of the Rolling Unitholder’s interest as a Member.

The Rolling Unitholder and the Indirect Owners shall at the closing of any purchase consummated pursuant to this subsection (a) of this Appendix 1.3, represent and warrant to TSC that: (i) the Rolling Unitholder has full right, title and

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interest in and to the Units, (ii) the Rolling Unitholder has all the necessary power and authority and has taken all necessary action to sell such Units as contemplated by this subsection (a) of this Appendix 1.3, and (iii) such Units are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of [the Amended and Restated Operating Agreement] and the Securities Act.

(b)                                 Put Option.  At any time during the Option Period, the Rolling Unitholder shall have the right and not the obligation to sell all of its Units to TSC, on the terms and conditions set forth in this Appendix 1.3 (the “Put Option”).

The Rolling Unitholder may request an Option Financial Statement from the Company at any time during the Option Period.

If the Rolling Unitholder wishes to exercise the Put Option, then the Rolling Unitholder shall deliver to TSC an Exercise Notice to inform TSC that the Rolling Unitholder is exercising its Put Option.

On the date that is 60 days after the Exercise Notice was delivered (the “Put Purchase Date”), the Rolling Unitholder shall sell (the “Put Sale”) its Units to TSC, and TSC shall purchase such Units from the Rolling Unitholder, for a total purchase price equal to the Call/Put Buyout Consideration.

Concurrently with the Put Sale, TSC and the Rolling Unitholder shall enter into such documents and instruments as shall be reasonably necessary to facilitate the closing of the Put Sale, including, without limitation, documentation of a surrender of the Units purchased and termination of the Rolling Unitholder’s interest as a Member.

The Rolling Unitholder and its Indirect Owners shall at the closing of any sale consummated pursuant to this subsection (b) of this Appendix 1.3, represent and warrant to TSC that: (i) the Rolling Unitholder has full right, title and interest in and to the Units, (ii) the Rolling Unitholder has all the necessary power and authority and has taken all necessary action to sell such Units as contemplated by this subsection (b) of this Appendix 1.3, and (iii) such Units are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of [the Amended and Restated Operating Agreement] and the Securities Act.

(c)                                  No Transfers by Rolling Unitholder Owners. Each Indirect Owner agrees that he or it will not Transfer any membership interests, equity, or other forms of ownership of Ortana until after the end of the Option Period.

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(d)                                 Release. As a condition to the Rolling Unitholder receiving the Call/Put Option Buyout Consideration, the Rolling Unitholder and each Indirect Owner will deliver to Buyer an executed release in the form of Schedule E of the Amended and Restated Operating Agreement at and effective as of the Call Purchase or Put Sale and upon receipt of the Call/Put Option Buyout Consideration.

(e)                                  Disputes. In the event TSC and the Rolling Unitholder do not agree on the calculation of Aggregate EBIDTA, the dispute provisions of Section 8.5 of the Amended and Restated Operating Agreement shall control.

(f)                                   Definitions.  Definitions used in this Appendix 1.3 are as follows (except that the terms used in the first paragraph of this Appendix 1.3 have the meanings given to them in the Membership Interest Purchase Agreement to which this Appendix 1.3 is attached). All other terms used in this Appendix 1.3 and not defined herein have the meanings given to them in the Amended and Restated Operating Agreement.

“Aggregate EBITDA” means:

(a)                                 All EBITDA (excluding Transitioned EBITDA) attributable to services performed by the Company, and specifically performed by employees of the Company, on behalf of a client of any of the Company, TSC or any Affiliate of TSC, and where such services are performed by such employees located in any existing or new facility of the Company; plus

(b)                                 All EBITDA (excluding Transitioned EBITDA) attributable to services performed by TSC or any non-Company Affiliate of TSC, and specifically performed by employees of TSC or of any non-Company Affiliate of TSC, on behalf of a third-party client of the Company (as evidenced by a direct contractual relationship between such party and the Company, and not written on TSC contract documentation or contract documentation of any non-Company Affiliate of TSC), and where such services are performed by employees located in any facility belonging to TSC or any non-Company Affiliate of TSC; plus

(c)                                  All Transitioned EBITDA.

Subsections (a), (b), and (c) of this definition of “Aggregate EBITDA” are further illustrated in the attached Schedule C under the columns labeled “Current,” “TTEC Support for Rightshoring,” and “Full Transition,” respectively.

“Call/Put Option Buyout Consideration” means an amount equal to: (a) the product determined by multiplying Aggregate EBITDA, as set forth on the Option Financial Statement, by the applicable multiple set forth in Schedule D attached hereto, multiplied by (b) thirty percent (30%); provided however that, in the event that Achak is terminated by the Company for Cause (as defined in Achak’s Executive

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Employment Agreement of even date herewith) or Achak terminates his employment with the Company before the Call Purchase Date or the Put Purchase Date (as applicable), then “Call/Put Option Buyout Consideration” with respect to all of the Units held by the Rolling Unitholder means an amount equal to: (y) the product determined by multiplying Aggregate EBITDA, as set forth on the Termination Date Financial Statement, by the applicable multiple set forth in Schedule D attached hereto, multiplied by (z) thirty percent (30%).

“Company” means First Call Resolution, LLC.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, and shall include and reflect all cost of goods sold, sales, general and administrative overhead expenses, deal specific variable sales costs and expenses (including but not limited to sales commissions, travel and entertainment), and all other operating expenses. Individual elements and components of the EBITDA calculation will be determined in accordance with the Company’s financial statements, which shall be based upon GAAP.

“Exercise Notice” means the written notice of exercise given by either TSC to Rolling Unitholder, or Rolling Unitholder to TSC, as applicable, in order to exercise the Call Option or Put Option, respectively. Each Exercise Notice must include the Option Financial Statement. Each Exercise Notice shall be unconditional and irrevocable.

“Indirect Owners” means Stadter, the Stadter Trust, and Achak.

“Option Financial Statement” means the Company’s financial statement (prepared by the Company) for the most recent trailing 12-month period ended at least 30 days before the date of the exercise of the Put Option or Call Option, and which shall include Aggregate EBITDA. By way of illustration:

If an Exercise Notice is dated February 10, 2023, then the applicable Option Financial Statement shall be the Company’s financial statement for the 12-month period ended December 31, 2022.

If an Exercise Notice is dated April 10, 2023, then the applicable Option Financial Statement shall be the Company’s financial statement for the 12-month period ended February 28, 2023.

“Option Period” means the period commencing on January 31, 2023 and ending on December 31, 2023.

“Rolling Unitholder” means Ortana.

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“Transitioned EBITDA” means the lesser of (i) all EBITDA attributable to services performed by the Company for a Company Client in the 12 months prior to the date on which such Company Client entered into a contract directly with TSC or any non-Company Affiliate of TSC (a “Transitioned Client”) or (ii) all EBITDA attributable to services performed by TSC, the Company or any non-Company Affiliate of TSC (or a combination of more than one, as applicable) for a Transitioned Client in the 12 months prior to the Call Purchase Date or Put Purchase Date, as applicable; unless such Transitioned Client has delivered a written notice of termination or cancellation of its contract with TSC or any non-Company Affiliate of TSC that describes such termination as triggered by an event or circumstance other than TSC (or any non-Company Affiliate of TSC) performance or actions.

“TSC” means TTEC Services Corporation.

Schedules (which are lettered to match to the letter of the corresponding schedules in the Amended and Restated Operating Agreement)

Schedule C — Principles for Determining Aggregate EBITDA

Schedule D — Purchase EBITDA Margins

Schedule E — Release

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SCHEDULE C TO APPENDIX 1.3

PRINCIPLES FOR DETERMINING AGGREGATE EBITDA

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SCHEDULE D TO APPENDIX 1.3

Purchase EBITDA Margin = or >16%

The following Multiples apply only under the circumstance wherein ACTUAL Aggregate EBITDA margin is equal to or greater than sixteen percent (16%)

Last Twelve Months EBITDA $ (in millions)
Low		High	Multiple
$0.00		$27.4	6.0
$27.5		$35.2	8.0
$35.3		$49.5	10.0
$49.6	+		11.0

Purchase EBITDA Margin <16%

The following Multiples apply only under the circumstance wherein the ACTUAL Aggregate EBITDA margin is less than sixteen percent (16%)

Last Twelve Months EBITDA $ (in millions)
Low		High	Multiple
$0.00		$27.4	6.0 x (Actual Aggregate EBITDA margin percentage ÷ 16%)
$27.5		$35.2	8.0 x (Actual Aggregate EBITDA margin percentage ÷ 16%)
$35.3		$49.5	10.0 x (Actual Aggregate EBITDA margin percentage ÷ 16%)
$49.6	+		11.0 x (Actual Aggregate EBITDA margin percentage ÷ 16%)

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SCHEDULE E TO APPENDIX 1.3

THIS RELEASE (this “Release”) is made as of [    ] [  ], 20  , by the undersigned in connection with the Third Amended and Restated Operating Agreement for First Call Resolution, LLC (“FCR Operating Agreement”),dated October [  ], 2019, as may be further amended, by and among: (a) The John and Maureen Stadter Family Trust U/T/A dated December 20, 2017 (the “Stadter Trust”) an Oregon trust; (b) Matthew Achak, an individual (“Achak”); (c) John Stadter, an individual (“Stadter”);  (d) Ortana Holdings, LLC, an Oregon limited liability company (“Ortana” and collectively with the Stadter Trust, Achak, and Stadter, the “Founders”), (e)  First Call Resolution, LLC, a Colorado limited liability company (the “Company”); and (f) TTEC Services Corporation (“TSC”), a Colorado corporation.  All capitalized terms herein shall have the meanings set forth in the FCR Operating Agreement.  This Release will be effective upon, and is subject to, Founder’s receipt of the Call/Put Option Buyout Consideration.

Each of the undersigned, on behalf of themselves and their respective predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives and agents (the “Releasing Parties”), on the date hereof, shall be deemed to have, and hereby does, unconditionally release and forever discharge TSC, Company, and TTEC Holdings, Inc. and their respective direct and indirect subsidiaries and parent entities, including their respective officers, directors, employees, shareholders, successors, assigns, agents, advisors, representatives and affiliates (the “Released Parties”), from (i) any and all obligations or duties the Released Parties might owe or have to the Releasing Parties, and any and all claims of liability, whether legal or equitable, of every kind and nature, which the Releasing Parties ever had, now have or may claim against the Released Parties, in each case, in connection with the FCR Operating Agreement or the transactions contemplated under the FCR Operating Agreement, and (ii) any and all claims of liability, whether legal or equitable, of every kind and nature, which the Releasing Parties ever had, now have or may claim against the Released Parties, in each case arising out of facts or circumstances occurring at any time on or prior to the [Call Purchase Date] // [Put Purchase Date], including without limitation any claim under any federal, state, or municipal statutes, ordinances, or regulations, including, but not limited to, claims of discrimination based on race, color, national origin, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of the Releasing Parties under the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; provided, however, that such release shall exclude those liabilities of Company arising out of the FCR Operating Agreement and shall exclude, to the

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extent the Founder is an employee, independent contractor, officer or director of Company: (i) earned compensation not yet paid, (ii) reimbursement for expenses incurred by the Founder in the ordinary course of his employment which are reimbursable under Company’s expense reimbursement policies, (iii) accrued benefits, including vacation, subject only to Company’s policies on accrual and carry forward; and (iv) any rights that the Releasing Parties have to be indemnified by any Released Parties under applicable law, the terms of the Company’s articles of organization, the FCR Operating Agreement or pursuant to any indemnification agreement between the Releasing Parties and the Company.

Apart from the liabilities above expressly excepted from the foregoing release, the released claims include all other liabilities even if the liabilities and their existence are unknown or not suspected, and even if knowledge of those liabilities would have affected the acceptance of the foregoing release.  For purposes of this Release, each Founder hereby expressly waives and releases any and all rights and/or benefits under California Civil Code Section 1542 and any other analogous provision of applicable Law of any jurisdiction.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.”

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